Exhibit 2.1

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EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

GSI COMMERCE, INC.,

DOLPHIN ACQUISITION CORPORATION,

E-DIALOG, INC.

and

ONELIBERTY VENTURES 2000, L.P.,
AS STOCKHOLDERS' REPRESENTATIVE

Dated as of January 23, 2008

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Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Stockholders’ Written Consent
Exhibit C	Form of Approval Certificate
Exhibit D	Form of Employment Agreement

Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this Agreement have not been filed with this exhibit.  The exhibits contain forms of agreements referenced in the Agreement and the schedules contain various items relating to the business being acquired.  The Registrant agrees to furnish supplementally any omitted schedule or exhibit to the SEC upon request.

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Index of Defined Terms
“Accountant”	Section 2.10(b)
“Acquisition Proposal”	Section 5.2(c)
“Acquisition Sub”	Introductory Paragraph
“Additional Holders”	Section 11.13
“affiliate”	Section 2.1
“Aggregate Allocable Portion of the Escrow Amount”	Section 2.2(a)(iii)(C)
“Aggregate Share Number”	Section 2.1
“Agreement”	Introductory Paragraph
“Antitrust Laws”	Section 7.3(b)
“Approval Certificate”	Section 5.4(a)
“associate”	Section 3.17(e)
“Authorized Representatives”	Section 7.1
“Balance Sheet”	Section 3.5(a)
“business day”	Section 2.1
“Certificate of Merger”	Section 1.3
“Change in Control Payments”	Section 2.1
“Change of Recommendation”	Section 5.2(b)
“Closing Date”	Section 1.2
“Closing”	Section 1.2
“Code”	Section 2.8
“Common Option”	Section 2.1
“Company”	Introductory Paragraph
“Company Certificate of Incorporation”	Section 2.1
“Company Common Stock”	Section 2.1
“Company Disclosure Schedule”	Section 2.1
“Company Intellectual Property”	Section 3.15(a)(ii)
“Company Material Adverse Effect”	Section 3.1(b)
“Company Permits”	Section 3.10(a)
“Company Preferred Stock”	Section 2.1
“Company Product”	Section 3.15(a)(iv)
“Company Registered Intellectual Property Rights”	Section 3.15(b)
“Company Securities”	Section 3.2(a)
“Company Securityholders”	Section 2.1
“Company Stock”	Section 2.1
“Company Stockholders”	Section 2.1
“Company Triggering Event”	Section 10.1
“Confidential Information”	Section 7.1
“Contract”	Section 3.17
“Controls”	Section 3.5(b)
“Copyrights”	Section 3.15(a)(i)
“Damages”	Section 2.3(d)

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Index of Defined Terms
“default”	Section 3.17
“Derived”	Section 2.10(a)
“DGCL”	Section 1.3
“Disputed Taxes”	Section 7.7(c)(iii)
“Disclosing Party”	Section 7.1
“Dissenting Shares”	Section 2.3(a)
“Earnout Base Share Number”	Section 2.10(a)
“Earnout Eligible Holder”	Section 2.10(a)
“Earnout Eligible Share Number”	Section 2.10(a)
“Effective Time”	Section 1.3
“Employee Plans”	Section 3.12(a)
“Employment Agreements”	Section 8.2(g)
“Environmental Claim”	Section 3.13(d)
“Environmental Laws”	Section 3.13(d)
“ERISA Affiliate”	Section 3.12(a)
“ERISA”	Section 3.12(a)
“Escrow Agent”	Section 2.6
“Escrow Agreement”	Section 2.6
“Escrow Amount”	Section 2.1
“Escrow Funds”	Section 2.6
“Fair Market Value”	Section 2.10(a)
“Financial Statements”	Section 3.5(a)
“Foreign Benefit Plan”	Section 3.12(l)
“GAAP”	Section 3.5(a)
“Government Consent”	Section 3.4
“Governmental Entity”	Section 3.4
“HSR Act”	Section 3.4
“Indebtedness”	Section 3.7
“Indemnified Persons”	Section 11.13(d)
“Indemnitee”	Section 9.2(a)
“Indemnitor”	Section 9.2(a)
“Intellectual Property Rights”	Section 3.15(a)(i)
“Intellectual Property”	Section 3.15(a)(i)
“Knowledge” or “know”	Section 2.1
“Leased Property”	Section 3.16(b)
“Leases”	Section 3.16(b)
“Legal Requirement”	Section 2.1
“Liability”	Section 9.1(a)
“Lien”	Section 3.2 (b)
“Majority Interest”	Section 11.13
“Market Disruption Event”	Section 2.1
“Mass Layoff”	Section 3.11(b)
“Materials of Environmental Concern”	Section 3.13(d)

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Index of Defined Terms
“Merger Consideration”	Section 2.1
“Merger”	Section 1.1
“Multiemployer Plan”	Section 3.12 (c)
“NASDAQ”	Section 2.4(c)
“Net Revenue Amount”	Section 2.10(a)
“Objection Notice”	Section 2.10(b)
“Option Plan”	Section 2.1
“Option”	Section 2.1
“Outside Date”	Section 10.1(c)
“Owned Property”	Section 3.16(a)
“Parent”	Introductory Paragraph
“Parent Common Stock”	Section 2.4(c)
“Parent Indemnifiable Amounts”	Section 9.1(a)
“Parent Indemnified Parties”	Section 9.1(a)
“Parent Material Adverse Effect”	Section 4.1
“Parent Restricted Share Units”	Section 2.4(c)
“Parent Threshold Amount”	Section 9.4(a)
“Patents”	Section 3.15(a)(i)
“Paying Agent”	Section 2.7(a)
“PBGC”	Section 3.12(c)
“Pension”	Section 3.12(a)
“Per Share Common Consideration”	Section 2.1
“Per Share Earnout Amount”	Section 2.10(a)
“Per Share Preferred Consideration”	Section 2.1
“Person”	Section 2.1
“Plant Closing”	Section 3.11(b)
“Preference Amount”	Section 2.1
“Preference Payment”	Section 2.1
“Preferred Option”	Section 2.1
“Preferred Warrant”	Section 2.1
“Preferred Warrant Payment”	Section 2.5(a)
“PTO”	Section 3.15(b)
“Qualified”	Section 3.12(f)
“Registered Intellectual Property Rights”	Section 3.15(a)(iii)
“Related Party”	Section 3.17(e)
“Representatives”	Section 5.2(a)
“Requisite Stockholder Approval”	Section 3.22
“Response Period”	Section 2.10(b)
“Restricted Transaction”	Section 5.2(a)
“Retained Liability”	Section 9.1(a)
“Revenue Statement”	Section 2.10(b)
“Securityholder Merger Payment”	Section 2.7(b)(ii)
“Series A Preferred Stock”	Section 3.2(a)

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Index of Defined Terms
“Series B Preferred Stock”	Section 3.2(a)
“Series C Preferred Stock”	Section 3.2(a)
“Series C-1 Preferred Stock”	Section 3.2(a)
“Significant Customer”	Section 3.26
“Specified Accounting Principles”	Section 2.10(a)
“Stockholder Indemnifiable Amounts”	Section 9.1(b)
“Stockholder Merger Payment”	Section 2.7(b)
“Stockholder Threshold Amount”	Section 9.5(b)
“Stockholders’ Representative”	Section 11.13
“Stockholders’ Representative Expense Fund”	Section 2.1
“Stockholders’ Written Consents”	Section 5.4(a)
“Straddle Period”	Section 7.7(a)(i)
“subsidiary” or “subsidiaries”	Section 2.1
“Superior Proposal”	Section 5.2(c)
“Surviving Corporation”	Section 1.1
“Tax or “Taxes”	Section 3.14(a)(i)
“Tax Return”	Section 3.14(a)(ii)
“Taxing Authority”	Section 3.14(a)(iii)
“Third Party Claim”	Section 9.2(a)
“Threats”	Section 3.15(l)
“Total Cash Consideration”	Section 2.1
“Total Common Consideration”	Section 2.1
“Total Company Stockholder Consideration”	Section 2.1
“Total Earnout Amount”	Section 2.10(a)
“Trade Secrets”	Section 3.15(a)(i)
“Trademarks”	Section 3.15(a)(i)
“Trading Day”	Section 2.1
“Transaction Expenses”	Section 2.1
“Transfer Taxes”	Section 7.7(a)(ii)
“Treasury Regulations”	Section 3.14(a)(iv)
“Unvested Option”	Section 2.4(a)
“Unvested Restricted Share”	Section 2.4(a)
“URLs”	Section 3.15(a)(i)
“Vested Option Payment”	Section 2.4(b)
“Vested Option”	Section 2.4(a)
“Violate”	Section 3.4
“Volume Weighted Average Price”	Section 2.1
“Voting and Support Agreement”	Recitals
“WARN”	Section 3.11(b)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 23, 2008, by and among GSI Commerce, Inc., a Delaware corporation (“Parent”), Dolphin Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), E-Dialog, Inc., a Delaware corporation (“Company”), and, solely for purposes of Section 2.10, Section 7.7, Article IX and Section 11.13, the Stockholders’ Representative (as defined in Section 11.13).

WITNESSETH:

WHEREAS, the boards of directors of Parent, Acquisition Sub and Company have approved, and deem it advisable and in the best interests of their respective share holders to consummate, the acquisition of Company by Parent and Acquisition Sub upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of Company are executing and delivering a Voting and Support Agreement (the “Voting and Support Agreement”), whereby, among other things, such stockholders have agreed to vote their shares of Company Stock in favor of adoption of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the provisions of this Agreement and the applicable provisions of Delaware law, Acquisition Sub will be merged with and into Company, the separate corporate existence of Acquisition Sub shall cease, and Company shall continue as the surviving corporation (the “Merger”).  Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2  Closing.  The closing (the “Closing”) of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the two (2) business days after satisfaction or waiver of the conditions set forth in Article VIII (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts 02108, unless another time, date or place is agreed to in writing by the parties hereto.

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Section 1.3  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Company, Parent and Acquisition Sub will cause a certificate of merger (“Certificate of Merger”) to be executed and, as soon as practicable thereafter, filed with the Secretary of State of the State of Delaware, as provided in the Delaware General Corporation Law (the “DGCL”).  The Merger shall become effective at such time as such filing is made with the Secretary of State of the State of Delaware or at such later time as is provided in the Certificate of Merger (the date and time of such effectiveness, being the “Effective Time”).

Section 1.4  Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law, including Section 259 of the DGCL.

Section 1.5  Certificate of Incorporation; Bylaws.

(a)  Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (except that the certificate of incorporation shall be changed to the name of Company) until thereafter amended as provided therein or in accordance with applicable law.

(b)  Bylaws.  At the Effective Time, the bylaws of Company shall be amended and restated in their entirety to be identical to the bylaws of Acquisition Sub as in effect immediately prior to the Effective Time (except that the name of Surviving Corporation as stated on the face of the bylaws shall be changed to the name of Company), until thereafter amended in accordance with applicable law, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation.

Section 1.6  Directors and Officers.  From and after the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of Company at the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation, or their earlier death, resignation or removal.

Section 1.7  Additional Actions.   If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Sub or

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Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Sub or Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Sub or Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATION;
DELIVERY OF CONSIDERATION

Section 2.1  Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

 “affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

“business day” means any day other than a Saturday, Sunday, or a day on which banking institutions in New York, New York are permitted or obligated by law to be closed for regular banking business.

“Change in Control Payments” means any severance, retention, bonus or other similar payment by Company or any of its subsidiaries to any Person under any Contract (as defined in Section 3.17) or Employee Plan (as defined in Section 3.12) to the extent any such payment will become payable as a result of Company entering into this Agreement or the consummation of any of the transactions contemplated hereby (either alone or in combination with another event), all of which payments are listed on Section 2.1(a) of the Company Disclosure Schedule (as defined below); provided, however, that Company shall update such calculation two (2) business days prior to the expected Closing Date to give effect to any changes in such calculations as a result of the passage of time between the date hereof and the Effective Time and the final determination of the amounts and matters that are relevant components of such calculation.  For the avoidance of doubt, “Change in Control Payments” shall not include payments resulting from, or withholding or other taxes payable in respect of such payments, the vesting of, or the acceleration of the vesting schedule of, any Options under any Employee Plan or Contract other than as expressly noted on Schedule 2.1(a).

“Common Option” means any option (including, other than for purposes of Section 2.4, commitments to grant options) to acquire shares of Company Common Stock, including options granted under the Option Plan.

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“Company Certificate of Incorporation” means the Sixth Amended and Restated Certificate of Incorporation of Company, as currently in effect and as it may be further amended from time to time after the date hereof.

“Company Common Stock” means the common stock, par value $.01 per share, of Company.

“Company Disclosure Schedule” means the Company disclosure schedule supplied by Company to Parent.

“Company Preferred Stock” means the Series A Preferred Stock (as defined in Section 3.2), Series B Preferred Stock (as defined in Section 3.2), Series C Preferred Stock (as defined in Section 3.2) and Series C-1 Preferred Stock (as defined in Section 3.2) of Company.

“Company Securityholders” means the holders of Company Securities (as defined in Section 3.2) issued and outstanding as of immediately prior to the Effective Time.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means the holders of Company Stock issued and outstanding as of immediately prior to the Effective Time.

“Escrow Amount” means Seventeen Million Five Hundred Thousand Dollars ($17,500,000).

“Knowledge” of or other derivations of “know” in this Agreement with respect to a party mean the knowledge of the executive officers of such party, after the exercise of reasonable inquiry and investigation by such executive officers.

“Legal Requirement” means any United States federal, state, municipal or local or foreign order, judgment, writ, injunction, decree, law, statute, standard ordinance, code, resolution, promulgation, rule, regulation or any similar provision having the force or effect of law.

“Market Disruption Event” means the occurrence or existence for more than one continuous half hour period in the aggregate on any scheduled Trading Day for Parent Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by NASDAQ or otherwise) in Parent Common Stock or in any options, contracts or future contracts relating to such Parent Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

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“Merger Consideration” means with respect to a share of Company Common Stock, the Per Share Common Consideration, and with respect to a share of Company Preferred Stock, the Per Share Preferred Consideration.

           “Option” means any Common Option or Preferred Option.

“Option Plan” means the eDialog, Inc. Amended and Restated 1998 Stock Option Plan.

“Per Share Common Consideration” means an amount equal to the quotient obtained by dividing (a) the Total Common Consideration (as defined below) by (b) the sum of (i) the number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time plus (ii) the number of shares of Company Common Stock subject to Options as of immediately prior to the Effective Time plus (iii) the number of shares of Company Common Stock into which the Company Preferred Stock subject to Options as of immediately prior to the Effective Time, assuming such Options were exercised immediately prior to the Effective Time, would be converted were such shares of Company Preferred Stock converted into shares of Company Common Stock pursuant to Section 4.7 of the Company Certificate of Incorporation plus (iv) the number of shares of Company Common Stock into which all shares of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time would be converted were such shares of Company Preferred Stock converted into shares of Company Common Stock pursuant to Section 4.7 of the Company Certificate of Incorporation plus (v) the number of shares of Company Common Stock into which the Company Preferred Stock subject to Preferred Warrants as of immediately prior to the Effective Time, assuming such Preferred Warrants were exercised immediately prior to the Effective Time, would be converted were such shares of Company Preferred Stock converted into shares of Company Common Stock pursuant to Section 4.7 of the Company Certificate of Incorporation (such sum, the “Aggregate Share Number”).

“Per Share Preferred Consideration” means an amount equal to the consideration into which each share of Company Preferred Stock is converted upon the Merger in accordance with Section 4.3 of the Company Certificate of Incorporation, which is the sum of (a) the applicable Preference Payment, if any, plus (b) the applicable Per Share Common Consideration for each share of Company Common Stock into which such share of Company Preferred Stock is convertible pursuant to the Company Certificate of Incorporation.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, estate, organization, or other entity.

“Preference Amount” means an amount equal to the aggregate amount of all Preference Payments, if any, payable upon the Merger to holders of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time.

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“Preference Payment” means an amount payable to holders of the Company Preferred Stock outstanding immediately prior to the Effective Time pursuant to Section 4.3.1 of the Company Certificate of Incorporation equal to (a) $0.90 per share of Series A Preferred Stock plus all accrued and unpaid dividends with respect to such share, (b) $1.00 per share of Series B Preferred Stock plus all accrued and unpaid dividends with respect to such share, (c) $0.59 per share of Series C Preferred Stock plus all accrued and unpaid dividends with respect to such share and (d) $0.59 per share of Series C-1 Preferred Stock plus all accrued and unpaid dividends with respect to such share.

“Preferred Option” means any option (including, other than for purposes of Section 2.4, commitments to grant options) to acquire shares of Company Preferred Stock, including options granted under the Option Plan, but excluding the Preferred Warrants.

“Preferred Warrants” shall mean any warrants to acquire shares of Preferred Stock.

“Stockholders’ Representative Expense Fund” shall mean an amount equal to Two Hundred Fifty Thousand Dollars ($250,000).

“subsidiary” or “subsidiaries”  means with respect to any Person, any entity or entities of which securities or other ownership interests having voting power sufficient to elect a majority of its board of directors or other governing body are at any time directly or indirectly owned by such Person.

“Total Cash Consideration” means an amount equal to (a) the sum of One Hundred Fifty Seven Million Dollars ($157,000,000) minus (b) the sum of (i) the amount of the Change in Control Payments plus (ii) the amount of Transaction Expenses.

“Total Common Consideration” means an amount equal to (a) Total Cash Consideration minus (b) the Preference Amount, if any.

“Total Company Stockholder Consideration” means the aggregate consideration payable with respect to shares of Company Stock pursuant to Section 2.2(a).

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) NASDAQ is open for trading.  A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“Transaction Expenses” means any and all legal, accounting, consulting, investment banking, financial advisory, brokerage and other fees and expenses incurred by Company or any other Person (for which Company may pay or reimburse others or may otherwise be obligated to pay or reimburse others or may be or may become liable), including the Stockholders’ Representative Expense Fund, that become payable as a result of the negotiation, execution and performance of this Agreement or the consummation of the Merger or any of the transactions contemplated hereby, including, without limitation, any fees and expenses associated with obtaining necessary or

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appropriate waivers, consents or approvals of any Governmental Entity or third parties on behalf of Company, but excluding the Change in Control Payments, all of which fees and expenses are listed on Section 2.1(b) of the Company Disclosure Schedule opposite the names of the Persons incurring or who have incurred, as applicable, such fees and expenses, respectively; provided, however, that Company shall update such calculation two (2) business days prior to the expected Closing Date to give effect to any changes in such calculations as a result of the passage of time between the date hereof and the Effective Time and the final determination of the amounts and matters that are relevant components of such calculation.

Section 2.2  Effect on Capital Stock.  At the Effective Time and upon the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, Company or any Company Securityholder:

(a)  Conversion of Securities.

(i)  Except as otherwise provided in Section 2.2(b) each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined below)), shall be converted as follows:

(A)           each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to Sections 2.6 and 2.7, the applicable Per Share Preferred Consideration (with the aggregate Merger Consideration payable to each Company Stockholder rounded up to the nearest cent), payable to the holder thereof, without interest, upon the surrender of the certificate representing such share in accordance with the terms hereof and in the manner provided herein; and

(B)           each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Unvested Restricted Shares) shall be converted into the right to receive, subject to Sections 2.6 and 2.7, the Per Share Common Consideration (with the aggregate Merger Consideration payable to each Company Stockholder rounded up to the nearest cent), payable to the holder thereof, without interest, upon the surrender of the certificate representing such share in accordance with the terms hereof and in the manner provided herein.

(ii)  From and after the Effective Time, each such converted share of Company Stock shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing each such share shall cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the portion of the Total Cash Consideration payable with respect to such Company Stockholder with respect to such share, if any, without interest, upon the surrender of such certificate in accordance with the terms hereof and in the manner provided herein, or the right, if any, to receive payment from the

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Surviving Corporation of the “fair value” or “fair market value” of such Dissenting Shares as determined in accordance with the applicable provisions of the DGCL.

(iii)  Section 2.2(a)(iii) of the Company Disclosure Schedule sets forth the following information with respect to each holder of Company Stock:

(A)           the Company Stock held by such holder;

(B)           the aggregate Merger Consideration to be paid to such holder, if any, in accordance with the terms hereof and in the manner provided herein in respect of all of the shares of Company Common Stock and shares of Company Preferred Stock owned by such holder as of the date hereof and immediately prior to the Effective Time, subject to withholding for Taxes as described in Section 2.8; provided, however, that Company shall update such calculation two (2) Business Days prior to the expected Closing Date to give effect to any changes in such calculation required as a result of the passage of time between the date hereof and the Effective Time and the final determination of the amounts and matters that are relevant components of such calculation, including the Total Cash Consideration;

(C)           that pro rata portion of such holder’s aggregate Merger Consideration to be delivered to the Escrow Agent (as defined in Section 2.6) pursuant to Section 2.6 as part of the Escrow Amount (such amount, with respect to each such holder, the “Aggregate Allocable Portion of the Escrow Amount”); provided, however, that Company shall update such calculation two (2) business days prior to the expected Closing Date to give effect to any changes in such calculation required as a result of the passage of time between the date hereof and the Effective Time and the final determination of the amounts and matters that are relevant components of such calculation, including the Total Cash Consideration; and

(D)           the mailing address of such holder.

(b)  Cancellation.  Each share of Company Stock owned by Parent, Acquisition Sub or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.  For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, each share of Company Stock owned by Company as treasury stock or owned by a direct or indirect subsidiary of Company immediately prior to the Effective Time shall remain outstanding, but shall not be converted into the Merger Consideration.

(c)  Capital Stock of Acquisition Sub.  Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, one fully paid and nonassessable share of

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common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.3  Dissenting Holders.

(a)  Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock outstanding immediately prior to the Effective Time eligible under the DGCL to exercise appraisal or dissenters’ rights and held by a holder, if any, who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Company Stock set forth in Section 2.2(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

(b)  Notwithstanding the provisions of Section 2.3(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters’ rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for such shares set forth in Section 2.2(a), without interest, less the Aggregate Allocable Portion of the Escrow Amount, as set forth in Section 2.2(a)(iii) of the Disclosure Schedule, upon surrender of the certificate representing such shares.

(c)  Company shall (i) comply with the requirements of Section 262 of the DGCL, (ii) give Parent prompt notice of any written demand received by Company pursuant to Section 262 of the DGCL, and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by Company and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands.  Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

(d)  Any amount paid by Parent, Company or the Surviving Corporation to any Person with respect to Dissenting Shares pursuant to Section 262 of the DGCL in excess of the amount that would otherwise be payable pursuant to Section 2.2(a) for each such Dissenting Share (such amount, unless determined in a final, non-appealable judgment of a court, being subject to the written approval of the Representative, which approval shall not be unreasonably withheld, conditioned or delayed), and all interest, costs, expenses and fees as incurred by Company, Parent or the Surviving Corporation in connection with the exercise of all rights under Section 262 of the DGCL, shall constitute “Damages” for purposes of this Agreement, and Parent and the Surviving Corporation, as the case may be, shall be entitled to recover such Damages solely from the Escrow Funds to the extent available therefor.

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Section 2.4  Options and Unvested Restricted Shares.

(a)  Definitions.  For the purposes of this Agreement, a “Vested Option” is the portion of an Option granted under the Option Plan that is exercisable to acquire shares of Company Common Stock or Company Preferred Stock, as applicable, as of immediately prior to the Effective Time (but after giving effect to any acceleration of such Options triggered by the transactions contemplated by this Agreement).  An “Unvested Option” is the portion of an Option granted under the Option Plan that is not exercisable to acquire shares of Company Common Stock or Company Preferred Stock, as applicable, as of immediately prior to the Effective Time (but after giving effect to any acceleration of such Options triggered by the transactions contemplated by this Agreement).  An “Unvested Restricted Share” is an unvested restricted share of Company Common Stock.

(b)  Vested Options.  Company shall take all necessary and appropriate action so that all of the Vested Options shall, at the Effective Time, be terminated and converted into the right to receive, subject to the terms and conditions of this Agreement (except as otherwise provided in an Employment Agreement between the Option holder and Company to be effective at the Effective Time), an amount equal to the product of (i) the excess, if any, of the, with respect to Common Options, Per Share Common Consideration or, with respect to Preferred Options, Per Share Preferred Consideration over the per share exercise price of the Vested Option, and (ii) the number of shares of Company Common Stock or Company Preferred Stock, as applicable, subject to the Vested Options (the “Vested Option Payment”), which payments will be subject to applicable Tax withholding.

(c)  Unvested Option and Unvested Restricted Share Conversion.  Company shall take all necessary and appropriate action so that each of the Unvested Options and Unvested Restricted Shares shall be cancelled in exchange for a number of restricted share units (“Parent Restricted Share Units”) to acquire Parent common stock (“Parent Common Stock”), with a fair market value, as of the Effective Time (except as otherwise provided in an Employment Agreement between the Option holder or Unvested Restricted Share holder and Company to be effective at the Effective Time), equal to the product of:

(i)  with respect to Unvested Options, (1) the excess of the Per Share Common Consideration (or, in the case of the Preferred Options, the Per Share Preferred Consideration) over the per share exercise price applicable to the Unvested Option and (2) the number of shares of Company Common Stock subject to such Unvested Option, rounded to the nearest whole share.  Unvested Options with respect to which the Per Share Common Consideration (or, in the case of the Preferred Options, the Per Share Preferred Consideration) does not exceed the per share exercise price applicable to the Unvested Option shall be cancelled without consideration as of the Effective Time; and

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(ii)  with respect to Unvested Restricted Shares, (1) the Per Share Common Consideration and (2) the number of Unvested Restricted Shares, rounded to the nearest whole share.

For purposes of this Section 2.4(c), the fair market value of such Parent Restricted Share Units as of the Effective Time shall be the average of the closing prices of Parent Common Stock on The NASDAQ Stock Market LLC (the “NASDAQ”) for the five (5) Trading Days ending on (and inclusive of) the Trading Day that is two (2) Trading Days prior to the Closing Date.  Such Parent Restricted Share Units shall have the same vesting schedule as the Unvested Options for which such Restricted Share Units were exchanged and continuous employment with Company will be credited to the optionee or Unvested Restricted Share holder, as applicable, for purposes of determining the vesting of such Parent Restricted Share Units after the Effective Time.

(d)  Section 2.4(d) of the Company Disclosure Schedule sets forth the following information with respect to each holder of Options and each holder of Unvested Restricted Shares:

(i)  the Vested Options, if any, the Unvested Options, if any, and the Unvested Restricted Shares, if any, held by such holder;

(ii)  the aggregate Vested Option Payment to be paid to such holder, if any, and the aggregate number of Parent Restricted Share Units to be issued to such holder, if any, in accordance with the terms hereof and in the manner provided herein in respect of all of the Options and Unvested Restricted Shares owned by such holder immediately prior to the Effective Time, subject to withholding for Taxes as described in Section 2.8; provided, however, that Company shall update such calculation two (2) business days prior to the expected Closing Date to give effect to any changes in such calculation required as a result of the passage of time between the date hereof and the Effective Time and the final determination of the amounts and matters that are relevant components of such calculation, including the Total Cash Consideration;

(iii)  the mailing address of such holder.

Section 2.5  Warrants.

(a)  Each Preferred Warrant outstanding immediately prior to the Effective Time shall, at the Effective Time, be terminated and converted into the right to receive, subject to the terms and conditions of this Agreement, an amount equal to the product of (i) the excess, if any, of the applicable Per Share Preferred Consideration over the per share exercise price of such Preferred Warrant, and (ii) the number of shares of Company Preferred Stock subject to such Preferred Warrant (the “Preferred Warrant Payment”).  The cash payment described in this Section 2.5(a) shall be subject to the applicable Tax withholding.

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(b)  Section 2.5(b) of the Company Disclosure Schedule sets forth the following information with respect to each holder of Preferred Warrants:

(i)  the Preferred Warrants held by such holder;

(ii)  the aggregate Preferred Warrant Payment to be paid to such holder, if any, in accordance with the terms hereof and in the manner provided herein in respect of all of the Preferred Warrants owned by such holder as of the date hereof and immediately prior to the Effective Time, subject to withholding for Taxes as described in Section 2.8; provided, however, that Company shall update such calculation two (2) business days prior to the expected Closing Date to give effect to any changes in such calculation required as a result of the passage of time between the date hereof and the Effective Time and the final determination of the amounts and matters that are relevant components of such calculation, including the Total Cash Consideration; and

(iii)  the mailing address of such holder.

Section 2.6  Escrow.  At the Effective Time, cash in an amount equal to the Escrow Amount shall be delivered or caused to be delivered by Parent to LaSalle Bank National Association, as escrow agent (the “Escrow Agent”), pursuant to the provisions of the escrow agreement in substantially the form attached as Exhibit A hereto, subject to any amendments to such form requested by the Escrow Agent and mutually agreed to by Parent and the Stockholders’ Representative (the “Escrow Agreement”).  The Escrow Agreement shall be entered into prior to the Effective Time, by and among Parent, the Stockholders’ Representative, on behalf of the holders of Company Stock, and the Escrow Agent, and shall provide Parent with recourse against amounts held in escrow by the Escrow Agent with respect to Damages and the Company Stockholders’ indemnification obligations under Article IX, subject to the terms and conditions set forth in the Escrow Agreement and in Article IX of this Agreement (the “Escrow Funds”).  The Escrow Amount (or any portion thereof) shall be distributed to the Company Stockholders, and Parent at the times, and upon the terms and conditions, set forth in the Escrow Agreement; provided, however, that, to the extent permitted by applicable law and to the extent provided in the Escrow Agreement, the Escrow Funds shall be considered assets of Parent solely for income Tax purposes.  The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the holders of Company Stock shall constitute approval by such holders, as to the specific terms of the Merger, and the irrevocable agreement of Company Stockholders to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including, without limitation, the deposit of the Escrow Amount into escrow, the obligations with respect to Damages, the

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indemnification obligations set forth in Article IX hereof and the appointment and sole authority to act on behalf of the Company Stockholders of the Stockholders’ Representative, as provided for herein and in the Escrow Agreement.  The release of the Escrow Funds (or any portion thereof) will occur on the fifteen (15) month anniversary of the Closing, and will be subject to the terms hereof and of the Escrow Agreement.

Section 2.7  Disbursement.

(a)  Paying Agent.  At the Effective Time, Parent or Acquisition Sub shall deposit, or cause to be deposited, with LaSalle Bank National Association (the “Paying Agent”) for the benefit of the Company Securityholders cash in an amount equal to (i) the Total Company Stockholder Consideration minus the Escrow Amount plus (ii) the aggregate amount of Vested Option Payments plus (iii) the aggregate amount of Preferred Warrant Payments.  Such funds shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the Company Securityholders.  Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of the Company Securityholders.  At the Effective Time, Parent shall deposit, or cause to be deposited, cash in an amount equal to the aggregate Transaction Expenses listed on Schedule 2.1(b) and shall direct that the Paying Agent pay the respective amounts to the Persons indicated on such schedule as soon as practicable, but in no event later than two (2) business days following the Effective Time.

(b)  Surrender Procedures.

(i)  As soon as reasonably practicable after the Effective Time, but no later than two (2) business days thereafter, Parent shall instruct the Paying Agent to mail to each Company Stockholder (i) a letter of transmittal in substantially the form previously agreed between Parent and Company and (ii) instructions for use in effecting the surrender of certificate(s) formerly representing all of the shares of Company Stock held by such Company Stockholder in exchange for such Company Stockholder’s Stockholder Merger Payment (as defined below).  The payment of the appropriate Stockholder Merger Payment to any Company Stockholder listed in Section 2.2(a)(iii) of the Company Disclosure Schedule is conditioned upon the due execution and delivery of such letter of transmittal.  After the Effective Time, within five (5) business days after receipt by the Paying Agent of certificate(s), properly endorsed or otherwise in proper form for transfer, formerly representing all the shares of Company Stock held by any Company Stockholder for cancellation, together with such duly executed letter of transmittal, the Paying Agent shall, in exchange therefor and in reliance on the representations and warranties herein, pay to such Company Stockholder an amount equal to such Company Stockholder’s aggregate Merger Consideration, as set forth in Section 2.2(a)(iii) of the Company Disclosure Schedule, less such Company Stockholder’s Aggregate Allocable Portion of the Escrow

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Amount, as set forth in Section 2.2(a)(iii) of the Company Disclosure Schedule (such amount, with respect to each such Company Stockholder, being the “Stockholder Merger Payment”), but without interest, and the certificate(s) so surrendered shall forthwith be canceled.  If payment of any portion of the applicable Stockholder Merger Payment is to be made to a Person other than the Person in whose name the surrendered certificate(s) are registered, it shall be a condition of payment that the Person requesting such payment (A) shall have paid any Transfer Taxes and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the certificate(s) surrendered, and shall have established to the satisfaction of the Surviving Corporation that such Taxes have been paid, or (B) shall have established to the satisfaction of the Surviving Corporation that such Taxes are not applicable.  From and after the Effective Time, until surrendered as contemplated by this Section 2.7(b), each certificate formerly representing shares of Company Stock shall be deemed to represent for all purposes only the right to receive the applicable Merger Consideration, if any, in respect of such shares of Company Stock formerly represented thereby in accordance with the terms hereof and in the manner provided herein.

(ii)  As soon as reasonably practicable after the Effective Time, but no later than two (2) business days thereafter, Parent shall instruct the Paying Agent to mail to each Company Securityholder who is a holder of Vested Options or Preferred Warrants as of the Effective Time (i) a letter of transmittal in substantially the form previously agreed between Parent and Company and (ii) instructions for use in effecting the surrender of all rights in and to the Company Securities held by such Company Securityholder in exchange for the applicable Securityholder Merger Payment (as defined below).  The receipt of the appropriate Securityholder Merger Payment by any such Company Securityholder is conditioned upon the execution and delivery of such transmittal letter.  After the Effective Time, within five (5) business days after receipt by the Paying Agent of such letter of transmittal, duly executed, the Paying Agent shall, in exchange therefor and in reliance on the representations and warranties herein, pay to such Company Securityholder an amount equal to such Company Securityholder’s aggregate Vested Option Payment as set forth in Section 2.4(d)(ii), if any, plus such Company Securityholder’s Preferred Warrant Payment as set forth in Section 2.5(b)(ii), if any, of the Company Disclosure Schedule (such amount, with respect to each such Company Securityholder, being the “Securityholder Merger Payment”), but without interest.

(c)  Change in Control Payments.  At the Effective Time, the Surviving Corporation shall, and Parent shall cause to the Surviving Corporation to, pay (or cause to be paid) amounts in cash equal to the respective Change in Control Payments listed on Schedule 2.1(a) to the respective Persons indicated on such schedule as soon as practicable, but in no event later than two (2) business days following the Effective Time.

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(d)  Transfer Books; No Further Ownership Rights in the Shares.  At the Effective Time, the stock transfer books of Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Stock on the records of Company until reopened by the Surviving Corporation.  From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Legal Requirements.  After the Effective Time, the Surviving Corporation or the Paying Agent shall cancel and exchange, as provided in this Article II, any presented certificate representing shares of Company Stock outstanding immediately prior to the Effective Time.

(e)  Termination of Fund; No Liability.  At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including, without limitation, any earnings received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to Company Securityholders and thereafter such Company Securityholders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Legal Requirements) and only as general creditors thereof with respect to the applicable merger payment, upon and subject to delivery of the duly executed applicable letter of transmittal and, with respect to any Company Stockholder, upon due surrender of their certificates formerly representing shares of Company Stock, without any interest thereon.  Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a certificate formerly representing shares of Company Stock for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(f)  Lost, Stolen or Destroyed Certificates.  In the event any certificate(s) which formerly represented shares of Company Stock shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Company Stockholder thereof in form reasonably satisfactory to Parent, Parent shall instruct the Paying Agent to pay such Company Stockholder such Company Stockholder’s Stockholder Merger Payment as provided in this Article II; provided, however, that Parent may, in its sole discretion and as a condition precedent to issuing such instruction to the Paying Agent, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to Parent and a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

(g)  Dissenting Shares.  The provisions of this Section 2.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of

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Parent under this Section 2.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the applicable aggregate Merger Consideration less the Aggregate Allocable Portion of the Escrow Amount, as set forth in Section 2.2(a)(iii) of the Company Disclosure Schedule, in accordance with the terms hereof and in the manner provided herein.

Section 2.8  Withholding Rights.  Each of Parent, the Surviving Corporation, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any Company Securityholder, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other Legal Requirement.  To the extent that amounts are so deducted or withheld by Parent, the Surviving Corporation, the Paying Agent or the Escrow Agent, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of which such deduction or withholding was made.

Section 2.9  Unclaimed Amounts.  Any amounts remaining unclaimed by Company Securityholders two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.4)) shall become, to the extent permitted by applicable Legal Requirements, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.10  Earnout.

(a)  For purposes of this Section 2.10, the following terms shall have the following meanings:

“Derived” means, with respect to any Company Securities, the shares of Company Common Stock derived from such Company Securities, assuming, as applicable, the exercise of such Company Securities in accordance with their respective terms and conversion of such Company Securities pursuant to Section 4.7 of the Company Certificate of Incorporation.

“Earnout Base Share Number” means the Aggregate Share Number minus the number of shares of Company Common Stock Derived from Unvested Options or Unvested Restricted Shares outstanding as of immediately prior to the Effective Time.

“Earnout Eligible Holder” means each Company Securityholder who held of record any Company Securities as of immediately prior to the Effective Time, the shares of Company Common Stock Derived from which are included in the Earnout Eligible Share Number, and such Person’s successors and permitted assigns, if any.

“Earnout Eligible Share Number” means the Earnout Base Share Number minus the number of shares of Company Common Stock Derived from Company Securities in

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respect of which a Stockholder Merger Payment or Securityholder Merger Payment, as applicable, has not been made to a Company Securityholder as a result of such Company Securityholder’s failure to satisfy the applicable conditions precedent set forth in Section 2.7.

“Fair Market Value” means the most favorable price that would be paid by any customer of the Surviving Corporation for the same or substantially similar services.

“Net Revenue Amount” means the consolidated net revenue of the Surviving Corporation and its controlled affiliates for fiscal year 2008, which revenue is determined in accordance with Specified Accounting Principles and which revenue includes, without limitation, revenue resulting from services, if any, provided by the Surviving Corporation to Parent or any affiliates of Parent (other than any controlled affiliates of the Surviving Corporation) that is calculated based on the Fair Market Value of such services; provided, however, that the Net Revenue Amount shall not include revenue resulting from inter-company transactions among the Surviving Corporation and any of its controlled affiliates other than such services.

“Per Share Earnout Amount” means an amount equal to the quotient obtained by dividing (i) the Total Earnout Amount by (ii) the Earnout Base Share Number.

“Specified Accounting Principles” means United States generally accepted accounting principles as applied by Company in connection with the preparation by Company of Company’s United States generally accepted accounting principles-based audited consolidated balance sheet and related consolidated statement of operations, statement of stockholders’ deficit  and statement of cash flows for the period ended December 31, 2006 (such financial statements being referred to as the “Baseline Financial Statements” and such accounting principles as so applied being referred to as the “Baseline Accounting Principles”):

(i)           the Baseline Accounting Principles may be modified by Parent (after consultation with its outside auditors and the chief executive officer of the Surviving Corporation) to the extent that: (A) a modification to the Baseline Accounting Principles is required by United States generally accepted accounting principles as such generally accepted accounting principles may exist from time to time from the Effective Time until the end of fiscal year 2008; or (B) Company incorrectly applied United States generally accepted accounting principles in connection with the preparation by Company of the Baseline Financial Statements; and

(ii)           if any transaction occurs after the preparation of the Baseline Financial Statements and there is no accounting principle that was applied by Company in connection with the preparation of the Baseline Financial Statements that properly would apply to such transaction, then United States generally accepted accounting principles in effect as of the time of the occurrence of such transaction shall be applied by Parent (consistent with Parent’s application of such principles across its business generally (taking into account any differences between the nature of Parent’s business and the

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nature of Company’s business) and which treatment shall be finally determined by Parent, acting reasonably after consultation with its outside auditors and the chief executive officer of the Surviving Corporation) with respect to such transaction.

“Total Earnout Amount” means Seven Hundred Fifty Thousand Dollars ($750,000).

(b)  As soon as practicable after January 3, 2009 and, in any event, no later than February 27, 2009, the Surviving Corporation shall prepare and deliver to the Stockholders’ Representative a statement (a “Revenue Statement”) certified by Parent’s chief financial officer, setting forth in reasonable detail the Surviving Corporation’s calculation of the Net Revenue Amount. In the event that the Stockholders’ Representative objects to the Net Revenue Amount set forth in the Revenue Statement, then within twenty (20) days after the delivery to the Stockholders’ Representative of the Revenue Statement (the “Response Period”), the Stockholders’ Representative shall deliver to Parent (with a copy to the Surviving Corporation) a written notice (an “Objection Notice”) describing in reasonable detail the Stockholders’ Representative’s objections to the Revenue Statement and setting forth the Net Revenue Amount determined by the Stockholders’ Representative to be correct.  If the Stockholders’ Representative does not deliver an Objection Notice to Parent during the Response Period, then the Surviving Corporation’s calculation of the Net Revenue Amount shall be binding and conclusive on Parent, any and all Earnout Eligible Holders and the Stockholders’ Representative.

In the event the Stockholders’ Representative delivers to Parent an Objection Notice within the Response Period, Parent and the Stockholders’ Representative shall in good faith negotiate to settle such disputed amount.  If no resolution is reached within twenty (20) days after delivery of the Objection Notice to Parent, then the dispute shall be finally settled by an independent nationally recognized accounting firm (the “Accountant”) jointly engaged by Parent and the Stockholders’ Representative.  Parent, the Surviving Corporation and the Stockholders’ Representative shall promptly provide to the Accountant such information as the Accountant may reasonably request in connection with its determination.  The determination by the Accountant of: the Net Revenue Amount shall be binding and conclusive on Parent, the Surviving Corporation, any and all Earnout Eligible Holders and the Stockholders’ Representative.  Parent and the Stockholders’ Representative shall each pay fifty percent (50%) of the fees and expenses of the Accountant for its services under this Section 2.10(b).  Parent and the Stockholders’ Representative agree that the procedure set forth in this Section 2.10(b) for resolving disputes shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Parent or the Stockholders’ Representative from instituting litigation to enforce any ruling of the Accountant.

(c)  If the Net Revenue Amount set forth in the Revenue Statement or determined pursuant to the dispute resolution procedure under Section 2.10(b) equals or  exceeds *********************************, subject to Section 2.9, each Earnout Eligible Holder shall be entitled to receive from the Surviving Corporation an amount in

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cash equal to the product of (x) the number of shares of Company Common Stock Derived from Company Securities in respect of which such Person became an Earnout Eligible Holder and (y) the Per Share Earnout Amount.

(d)  If the Net Revenue Amount set forth in the Revenue Statement or determined pursuant to the dispute resolution procedure under Section 2.10(b) equals or exceeds *********************************, within ten (10) business days after the Net Revenue Amount becomes binding and conclusive pursuant to Section 2.10(b), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, distribute to the Stockholders’ Representative for distribution to the then Earnout Eligible Holders the aggregate portion of the Total Earnout Amount to which such Earnout Eligible Holders are entitled pursuant to Section 2.10(c).

(e)  (i) prior to the Effective Time, Company shall and (ii) without the prior written consent of the Stockholders’ Representative, during the period of time from the Effective Time through the date the Net Revenue Amount becomes binding and conclusive in accordance with Section 2.10(b), the Surviving Corporation shall, and Parent shall use commercially reasonable efforts to cause the Surviving Corporation to:

(i)  not take any action to (or permit any of its Authorized Representatives to), or fail to take any action if such failure would, intentionally prejudice the preparation of the Revenue Statement or the determination of the Net Revenue Amount as provided in this Section 2.10; and

(ii)  afford to the Stockholders’ Representative and any accountants, counsel or financial advisers retained by the Stockholders’ Representative reasonable access during normal business hours to the books and records and employees of the Surviving Corporation to the extent relevant to the calculation of the Net Revenue Amount.

(f)  (i) (A) Company shall not (or permit any of its Authorized Representatives to) and (B) during the period of time from the Effective Time through the end of the fiscal year 2008, neither Parent nor any of its affiliates shall (or permit any of its Authorized Representatives to), without the consent of the Stockholders’ Representative, intentionally operate the business of Company (and, from the Effective Time, the Surviving Corporation) and its controlled affiliates in a manner that would, or would reasonably be expected to, obstruct, prevent or otherwise adversely affect the ability of the Stockholders’ Representative to determine the Net Revenue Amount in respect of fiscal year 2008 or (ii) during the period of time from the Effective Time through the end of the fiscal year 2008, neither Parent nor any of its affiliates shall (or permit any of its Authorized Representatives to), without the consent of the Stockholders’ Representative, directly or indirectly sell or transfer (in a single transaction or through a series of related transactions) to any third party (other than a direct or indirect wholly owned subsidiary of Company (and, from the Effective Time, the Surviving Corporation) (disregarding directors’ qualifying shares and similar arrangements for purposes of

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determining whether a subsidiary is wholly owned by Company or the Surviving Corporation, as the case may be, for this purpose) of: (A) securities representing greater than fifty percent (50%) of the outstanding voting power, or economic interest in, Company or the Surviving Corporation, as the case may be, (whether by way of a sale of securities, merger or otherwise); or (B) all or substantially all of the assets of Company or the Surviving Corporation, as the case may be, and its controlled affiliates, taken as a whole (it being understood that a sale of the outstanding securities of a wholly owned subsidiary held by Company or the Surviving Corporation, as the case may be, (disregarding directors’ qualifying shares and similar arrangements for purposes of determining whether a subsidiary is wholly owned by Company or the Surviving Corporation, as the case may be, for this purpose) shall constitute a sale of all or substantially all of the assets of such subsidiary).

(g)  Each of Parent and the Stockholders’ Representative hereby agree that Parent may in its sole discretion, upon ten (10) business days written notice to the Stockholders’ Representative, terminate the obligations of Parent and its affiliates under Sections 2.10(e) and (f) in exchange for payment of the Total Earnout Amount (or applicable portion thereof) pursuant to and in accordance with Section 2.10(c) and Section 2.10(d) as if the Net Revenue Amount threshold had been satisfied and had become binding and conclusive pursuant to Section 2.10(b) on the date of the Stockholders’ Representative’s receipt of such notice.

(h)  The interests, if any, of any Company Securityholder in such Company Securityholder’s portion of the Total Earnout Amount pursuant to this Section 2.10 shall not be assignable or transferable, except by operation of law (it being understood that any attempted assignment or transfer in violation of this Section 2.10(g) shall be null and void).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent and Acquisition Sub as follows:

Section 3.1  Organization and Qualification; Subsidiaries.

(a)  Section 3.1(a) of the Company Disclosure Schedule contains a complete and accurate list of each subsidiary of Company as of the date hereof and its respective jurisdiction of incorporation or organization, as the case may be and the capitalization of each such subsidiary.  Each of Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.  Company has

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heretofore delivered to Parent accurate and complete copies of the certificates of incorporation and bylaws (or similar governing documents), as currently in effect, of each of Company and its subsidiaries.  The respective articles of incorporation and bylaws or other organizational documents of the subsidiaries of Company do not contain any provision limiting or otherwise restricting the ability of Company to control such subsidiaries.  Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity other than the subsidiaries of Company identified on Section 3.1(a) of the Company Disclosure Schedule.

(b)  Each of Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.  The term “Company Material Adverse Effect” means (a) a material adverse effect on the business, capitalization, operations, assets (whether tangible or intangible), customer relationships (with respect to customer relationships, taken as a whole), results of operations, prospects or condition (financial or otherwise) of Company and its subsidiaries, taken as whole, other than any events, changes, developments or occurrences to the extent arising out of (i) conditions generally affecting industries in which Company operates, which do not have a materially disproportionate effect (relative to other industry participants) on Company and its subsidiaries taken as a whole, (ii) the entering into or the public announcement or disclosure of this Agreement or the transactions contemplated hereby by reason of the disclosure of the identity of Parent, (iii) effects arising from changes in laws or accounting principles, (iv) effects arising from actions taken by Company or any of its subsidiaries that were consented to in writing by Parent in accordance with Section 5.1(b), or (v) any breach of this Agreement by Parent or Acquisition Sub, or (b) any circumstance, condition, change, development or effect that may prevent, materially delay or impair the ability of Company to consummate the transactions contemplated hereby.

Section 3.2  Capital Structure.

(a)  The authorized capital stock of Company consists of (i) 81,624,037 shares of stock consisting of 58,128,650 shares of Company Common Stock, of which 21,733,475 shares are issued and outstanding and of which 36,395,175 shares are held in Company’s treasury, and (ii) 23,495,387 shares of preferred stock, par value $0.01 per share, 7,805,556 of which have been designated “Series A Convertible Preferred Stock” (“Series A Preferred Stock”), all of which are issued and outstanding; 10,500,000 of which have been designated “Series B Convertible Preferred Stock” (“Series B Preferred Stock”), all of which are issued and outstanding; 3,389,831 of which have been

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designated “Series C Convertible Preferred Stock” (“Series C Preferred Stock”), all of which are issued and outstanding and 1,800,000 of which have been designated “Series C-1 Convertible Preferred Stock” (“Series C-1 Preferred Stock”), none of which are issued and outstanding.  Except as set forth above and other than the Options and the Preferred Warrants, there are outstanding (i) no shares of capital stock or other voting securities of Company, (ii) no stock appreciation rights, phantom stock units, restricted stock grants, contingent stock grants or Employee Plans which grant awards of any of the foregoing, and no other outstanding contractual rights to which Company is a party the value of which is based on the value of Company Common Stock, (iii) no bonds, debentures, notes or other indebtedness of Company or any subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Company may vote, (iv) no securities of Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Company, (v) no options or other rights to acquire from Company or its subsidiaries and, no obligations of Company or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company and (iv) no equity equivalent interests in the ownership or earnings of Company or its subsidiaries (collectively, “Company Securities”).  Section 3.2(a) of the Company Disclosure Schedule is a true, complete and correct list of all of the securityholders of Company, including, without limitation, all holders of Company Stock or other Company Securities (including Options and Preferred Warrants) held by each securityholder of Company as of the date of this Agreement and indicating, with respect to each Option and Preferred Warrant then outstanding, the exercise price, the number of shares of Company Common Stock or Company Preferred Stock into which each such Option or Preferred Warrant is exercisable, and the expiration date of such Option or Preferred Warrant, including the extent to which any vesting had occurred as of the date of this Agreement and the extent to which the vesting of such Option or Preferred Warrant (as applicable) will be accelerated automatically by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger by reason of the terms of any agreement between Company and any Person.  There are no outstanding obligations of Company or its subsidiaries to repurchase redeem or otherwise acquire any Company Securities.  Except as set forth on Section 3.2(a) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Company.  To the Knowledge of Company or any of its subsidiaries, there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock or the other voting securities of Company.  There are no agreements requiring Company to contribute to the capital of, or lend or advance funds to, any subsidiaries of Company.  There are no accrued and unpaid dividends with respect to any outstanding shares of Company Stock.  The information set forth in Sections 2.1(a), 2.1(b), 2.2(a)(iii), 2.4(d), 2.5(b) and 3.2(a) of the Company Disclosure Schedule, including the portion of the Total Cash Consideration to be delivered to each Company Securityholder and the Escrow Agent for the account of each Company Stockholder, is true, complete and accurate as of the date hereof, and the information in such Sections of

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the Company Disclosure Schedule updated by Company pursuant to the terms of this Agreement will be true, complete and accurate as of the Effective Time, and the calculations performed to compute such information are, and will be, accurate and in accordance with the terms of this Agreement, Company’s certificate of incorporation and bylaws (as then in effect) and all other agreements and instruments among Company and the Company Securityholders.  Other than in connection with any conversion of shares of Company Stock, Options or Preferred Warrants pursuant to Article II, no Person has any agreement with Company to acquire any Merger consideration.

(b)  All of the outstanding capital stock of Company’s subsidiaries (other than director’s qualifying shares in the case of foreign subsidiaries, each of which is set forth on section 3.2(b) of the Company Disclosure Schedule) is owned by Company, or one of its subsidiaries, directly or indirectly, free and clear of any Lien or any other material limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law).  There are no securities of Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Company or its subsidiaries and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for, the issuance or sale, directly or indirectly, by Company or any of its subsidiaries of any capital stock or other ownership interests in or any other securities of any subsidiary of Company.  There are no outstanding contractual obligations of Company or its subsidiaries to repurchase redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of Company. For purposes of this Agreement, “Lien” means any mortgage, lien, pledge, conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to, any asset, property or property interest.

(c)  All Company Stock, Options, and any other Company Securities outstanding have been offered, issued, and sold by Company in compliance with applicable federal and state securities laws.

(d)  To the Knowledge of Company or any of its subsidiaries, no stockholder of Company has granted options or other rights to purchase any Company Stock, Options or any other Company Securities from such stockholder.

Section 3.3  Authority Relative to this Agreement; Board Recommendation.

(a)  Company Authority.  Company has all requisite corporate power and authority to execute and deliver this Agreement, and, subject to approval of the holders of Company Stock, to consummate the transactions contemplated hereby, including the Merger.  The execution and delivery by Company of this Agreement and the performance of Company’s obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Company, subject only to approval of the Merger and this Agreement by the holders of Company Stock.  This

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Agreement has been duly executed and delivered by Company and, assuming this Agreement has been duly authorized, executed and delivered by Parent and Acquisition Sub, constitutes a valid and binding obligation of Company enforceable in accordance with its terms.

(b)  Board Recommendation.  Company’s board of directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend the Merger and approval and adoption of this Agreement and each of the transactions contemplated hereby by the holders of Company Stock, and none of such actions by Company’s board of directors has been amended, rescinded, or modified.

Section 3.4  Consents and Approvals; No Violations.  Except as set forth on Section 3.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement by Company does not, and the consummation by Company of the transactions contemplated hereby will not, (a) conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on assets under (“Violate”) any provision of the Company Certificate of Incorporation or bylaws of Company or the comparable governing instruments of any subsidiary of Company or (b) materially Violate any material loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other material agreement or instrument, permit, concession, franchise, license or material Legal Requirement applicable to Company or its properties or assets.  No consent, approval, order, or authorization of, or registration, declaration, or filing with or exemption by (each a “Government Consent”) any court, administrative agency, or commission or other governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”) is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation by Company of the transactions contemplated by this Agreement, except for (x) the filing of a premerger notification report and all other required documents by Parent and Company, and the expiration or termination of all applicable waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any similar required foreign antitrust filings (if applicable) and (y) the filing of the Certificate of Merger in accordance with the DGCL.

Section 3.5  Financial Statements.

(a)  The following financial statements (collectively, the “Financial Statements”) have been provided to Parent:  (i) the audited consolidated balance sheets of Company as of December 31, 2005 and December 31, 2006 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the fiscal years then ended, including the notes thereto, (ii) the unaudited consolidated balance sheet of

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Company as of September 30, 2007 (the “Balance Sheet”) and related statements of operations, stockholders’ deficit and cash flows for the nine-month period then ended and (iii) the monthly consolidated balance sheets of Company as of October 31, 2007 and November 30, 2007.  In the case of clauses (i) and (ii), the Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied throughout the periods presented without modification of the accounting principles used in the preparation thereof throughout the periods presented (subject in the case of unaudited statements, to normal year-end adjustments and the absence of footnotes) and, in the case of clause (iii), the Financial Statements have been relied upon by management and prepared consistent with past practice of Company.  The Financial Statements are complete and correct, are in accordance with the books and records of Company and present fairly, in all material respects, the financial consolidated condition and results of operations of Company and its subsidiaries as of the dates and for the periods indicated.

(b)  To the Knowledge of Company or any of its subsidiaries, Company has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as Company sufficient to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”).  None of Company, its key employees, nor, to the Knowledge of the Company or any of its subsidiaries, Company’s independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements.  To the Knowledge of Company or any of its subsidiaries, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements.  Company has in place a revenue recognition policy consistent with GAAP.

Section 3.6  Absence of Changes.  Except as set forth in Section 3.6 to the Company Disclosure Schedule, (i) since December 31, 2006, there have been no events, changes or effects with respect to Company or its subsidiaries that has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, and (ii) since September 30, 2007, there have been no events, changes or effects with respect to Company or its subsidiaries that would not have been permitted without the consent of Parent under Section 5.1(b) had they occurred after the execution of this Agreement.

Section 3.7  Absence of Undisclosed Liabilities.  Except as set forth in Section 3.7 to the Company Disclosure Schedule, Company and its subsidiaries do not have any Indebtedness or other liabilities or obligations (whether known, unknown, mature, unmature, absolute or contingent) which are of a nature required by GAAP to be reflected in a balance sheet or the notes thereto or are of a nature not required by GAAP to be

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reflected in a balance sheet because the amount of loss with respect to such contingent liability cannot be reasonably estimated, except for (a) liabilities and obligations shown on the Balance Sheet, (b) liabilities and obligations which have arisen since the date of the Balance Sheet in the ordinary course of business and which are, in nature and amount, consistent with those incurred historically and are not material to Company, individually or in the aggregate.  For purposes of this Agreement, “Indebtedness” shall include all liabilities and obligations, including any applicable penalties (including with respect to any prepayment thereof), interest and premiums, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business), (iv) under capital leases, (v) with respect to letters of credit, (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person, or (vii) in the nature of obligations of the type referred to in clauses (i) through (vi) of any other Person secured by any Lien on any asset of Company or any of its subsidiaries.

Section 3.8  No Default.  None of Company or its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (a) with respect to Company, the Company Certificate of Incorporation or, with respect to any subsidiary of the Company, such subsidiary’s certificate of incorporation (or similar governing document), (b) its bylaws (or similar governing document), (c) any Contract or Company Permit (as defined in Section 3.10) or (d) any Legal Requirement applicable to Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (c) or (d), for violations, breaches or defaults that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent or significantly delay consummation of the transactions contemplated hereby.

Section 3.9  Litigation.  Except as set forth in Section 3.9 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Company or any of its subsidiaries, threatened against Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity or arbitrator which would be reasonably expected to result in material costs, losses, fines, penalties, settlements, awards, royalties, lost business opportunities or other damages to Company, if determined adversely, or result in an injunction preventing Company from offering any current or presently contemplated products or services, or affect the validity, enforceability or ability to use or own any Company Intellectual Property or would reasonably be expected to prevent or significantly delay the consummation of the transactions contemplated by this Agreement.  None of Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect or would reasonably be expected to prevent or significantly delay the consummation of the transactions contemplated hereby.

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Section 3.10  Compliance with Applicable Law.

(a)  Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals from all Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (the “Company Permits”) all of which are valid and in full force and effect in all material respects, subject to any conditions imposed by any such authority, and no notice of revocation has been received or is pending or, to the Knowledge of Company or any of its subsidiaries, threatened, in respect thereof, and, to the Knowledge of Company or any of its subsidiaries, no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Company Permit that currently is in effect.  Neither Company nor any of its subsidiaries has any reason to believe that any Governmental Entity is considering limiting, suspending, revoking or refusing to grant or renew any Company Permit.  Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure so to comply has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent or significantly delay the consummation of the transactions contemplated hereby.

(b)  The businesses of Company and its subsidiaries are not being conducted in violation of any Legal Requirement, except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws (as defined in Section 3.13 below) and except for violations or possible violations which has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.  Neither Company nor any of its subsidiaries has any reason to believe that any Governmental Entity is investigating Company or any of its subsidiaries other than ordinary course background checks and administrative reviews or an ordinary course review of the transactions contemplated hereby.  To the Knowledge of Company or any of its subsidiaries, no investigation or review by any Governmental Entity with respect to Company or its subsidiaries is pending or threatened nor to the Knowledge of Company or any of its subsidiaries has any Governmental Entity indicated an intention to conduct the same, other than such investigations or reviews as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11  Personnel.

(a)  Section 3.11(a) of the Company Disclosure Schedule sets forth a list of all employees, consultants or independent contractors of Company or any of its subsidiaries as of the date hereof, including, as of such date, their title, then current base salary or other compensation rate as well as any bonus paid or payable for the fiscal year ended December 31, 2007 or any accrued and unpaid bonus scheduled for or paid or agreed to be paid for any future period.

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(b)  Company and its subsidiaries are in compliance with all material Legal Requirements relating to the employment of labor, including all such material Legal Requirements relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Legal Requirement, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Company within the six (6) months prior to Closing.  “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(c)  Neither Company nor any of its subsidiaries is subject to any collective bargaining agreement or other labor union contract, and no employee of Company or any subsidiary of Company is represented by a labor union.  There is not pending or, to the Knowledge of Company or any of its subsidiaries, threatened, any picketing, strike, labor dispute, slowdown, lockout, walkout, work stoppage or other similar labor trouble involving employees of Company or any of its subsidiaries, and no union organizing activities are taking place or have taken place with respect to such employees.  To the Knowledge of Company or any of its subsidiaries, there are no material activities or proceedings of any labor union to organize any employees of Company or its subsidiaries.

(d)  To the Knowledge of Company or any of its subsidiaries, none of Company’s or any of its subsidiaries’ officers or key employees or key independent contractors intend to terminate his or her relationship with Company for any reason, including, without limitation, as a result of the transactions contemplated hereby.

Section 3.12  Employee Benefit Plans; Labor Matters.

(a)  Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each material deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of Company or any subsidiary (the “Employee Plans”).  Neither Company, any subsidiary nor any ERISA Affiliate has any binding commitment to create any additional employee benefit plan which, if created, would

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constitute an Employee Plan, or modify or change any existing Employee Plan that would affect any employee or former employee of Company or any subsidiary.

(b)  With respect to each Employee Plan, Company has heretofore made available to Parent true and complete copies of the Employee Plan and any amendments thereto (or if the Employee Plan is not a written Employee Plan, a description of the material terms thereof), any related trust or other funding vehicle, any summaries required under ERISA or the Code, the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Employee Plan intended to qualify under section 401 of the Code and the three most recent Form 5500 filed with respect to any such plan.

(c)  None of the Employee Plans is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, and no Employee Plan is subject to 302 or Title IV of ERISA or Section 412 of the Code.  No liability under Title IV or section 302 of ERISA has been incurred by Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due).  No Employee Plan is a defined benefit plan covering employees in the United Kingdom.

(d)  Neither Company nor any subsidiary, any Employee Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Company or any subsidiary, any Employee Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Employee Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

(e)  Except as set forth in the Company Disclosure Schedule, each Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.  Each Employee Plan has been operated in good faith compliance with the requirements of Section 409A of the Code to the extent applicable.

(f)  Each Employee Plan intended to be “qualified” within the meaning of section 401(a) of the Code has received a determination that it is so qualified as to form, and no event has occurred which could reasonably be expected to result in the loss of such qualifications.

(g)  No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Company or any subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits described in Part b of Subtitle B of Title I of ERISA or the full cost of which is borne by the current or former employee (or his beneficiary).

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(h)  Except as set forth in the Company Disclosure Schedule, no amounts payable under the Employee Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

(i)  Except as set forth in the Company Disclosure Schedule, neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event in any material respect (measured individually or in the aggregate), (i) entitle any current or former employee or officer of Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, except as otherwise provided in this Agreement.

(j)  There are no pending, or to the Knowledge of Company or any of its subsidiaries, threatened or anticipated claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).

(k)  There are no material controversies pending or, to the Knowledge of Company or any of its subsidiaries, threatened between Company or any of its subsidiaries and any of their respective employees.

(l)  With respect to each Employee Plan that is subject to the law of any jurisdiction outside the United States (each, a “Foreign Benefit Plan”) in all material respects: (1) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been timely made, or, if applicable, accrued, in accordance with applicable accounting practices; (2) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (3) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable governmental authorities.

Section 3.13  Environmental Laws and Regulations.

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(a)  Company and each of its subsidiaries is in material compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Company and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof.  Neither Company nor any of its subsidiaries has received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that Company or any of its subsidiaries is not in such material compliance, and, to the Knowledge of Company or any of its subsidiaries, there are no circumstances that may prevent or interfere with such material compliance in the future. All permits and other governmental authorizations currently held by Company or any of its subsidiaries pursuant to the Environmental Laws are identified in Section 3.13 of the Company Disclosure Schedule.

(b)  There is no Environmental Claim pending or, to the Knowledge of Company or any of its subsidiaries, threatened against Company or any of its subsidiaries or, to the Knowledge of Company or any of its subsidiaries, against any person or entity whose liability for any Environmental Claim Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

(c)  To the Knowledge of Company or any of its subsidiaries, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern that could form the basis of any Environmental Claim against Company or any of its subsidiaries or, to the Knowledge of Company or any of its subsidiaries, against any person or entity whose liability for any Environmental Claim Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

(d)  Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Section 3.13 of the Company Disclosure Schedule, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on property owned, operated, or leased by Company or any of its subsidiaries are identified in Section 3.13 of the Company Disclosure Schedule, (iii) to the Knowledge of Company or any of its subsidiaries, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Company or any of its subsidiaries, (iv) except as set forth in Section 3.13 of the Company Disclosure Schedule, to the Knowledge of Company or any of its subsidiaries, no polychlorinated biphenyls (PCB's) are used or stored at any property owned or leased by Company or any of its subsidiaries, (v) except as set forth in Section 3.13 of the Company Disclosure Schedule, all underground storage tanks owned, operated, or leased by Company or any of its subsidiaries and which are subject to regulation under the federal Resource Conservation and Recovery Act (or equivalent state or local law regulating underground storage tanks) meet the technical standards prescribed at Title 40 Code of Federal Regulations Part 280 which became effective December 22, 1998 (or any applicable state or local law

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requirements which are more stringent than such technical standards or which became effective before such date), and (vi) all properties formerly owned or operated by Company, or any subsidiary, affiliate, or predecessor thereof are identified in Section 3.13 of the Company Disclosure Schedule.

For purposes of this Agreement, the following terms shall have the following meanings:

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location currently or heretofore owned, leased or otherwise used by Company or any of its subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all Legal Requirements relating to pollution or protection of human health, safety, or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products.

Section 3.14  Taxes.

(a)  For purposes of this Agreement:

(i)  “Tax” or “Taxes” means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any Taxing Authority, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, taxes on stock, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, windfall profits taxes, net worth taxes, and other taxes, duties, levies, customs, tariffs, imposts, assessments and charges of the same or of a similar nature to any of the foregoing;

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(ii)  “Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, schedules, claims for refund, or other similar returns with respect to any Tax which are filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, payment or administration of any Tax, including any and all attachments, amendments and supplements thereto;

(iii)  “Taxing Authority” means any and all federal, state, local and non-U.S. governments, agencies, and political subdivisions of any such government having jurisdiction over the assessment, determination, collection, imposition or administration of any Tax; and

(iv)  “Treasury Regulations” means the regulations promulgated under the Code.

(b)  (i) All Tax Returns required to be filed by or with respect to Company or any of its subsidiaries have been or, solely with respect to Tax Returns referred to in Sections 7.7(b) and (c)(i), will be, timely filed, (ii) such Tax Returns are or will be true, correct, and complete in all material respects (without regard to net operating loss carryovers, credit carryovers, tax basis or any other tax attribute of Company or its subsidiaries), and (iii) all Taxes shown as due on such Tax Returns have been or will be timely paid.

(c)  No Person, in writing, has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of or with respect to Company or any of its subsidiaries, which is still outstanding, and no written power of attorney has been granted by or with respect to Company or any of its subsidiaries with regard to any matters relating to Taxes, which is still outstanding.

(d)  None of Company nor any of its subsidiaries has received written notice of any audits, claims, assessments, levies, administrative or judicial proceedings related to Taxes, which are currently pending, nor are any of Company or any of its subsidiaries currently contesting any Taxes.

(e)  Since January 1, 2004, none of Company nor any of its subsidiaries has received written notice from any Taxing Authority in any jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Section 3.14(e) of the Company Disclosure Schedule lists all jurisdictions in which Tax Returns are required to be filed, or Taxes required to be paid, by Company or any of its subsidiaries.

(f)  There are no liens for Taxes on any assets of Company or any of its subsidiaries except for Taxes not yet due and payable.

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(g)  Company and each of its subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(h)   Since December 31, 2006, no Person has (i) changed any Tax accounting methods of Company or any of its subsidiaries except as required by any Legal Requirement, (ii) revoked or amended or, except in accordance with or consistent with past practice, made any material Tax election of or with respect to Company or any of its subsidiaries, (iii) filed any material amended Tax Return or material claim for refund of or with respect to Company or any of its subsidiaries, or (iv) settled or compromised any material Tax liability or refund of or with respect to Company or any of its subsidiaries.

(i)  Neither Company nor any of its subsidiaries (i) has been a member of any affiliated, consolidated, combined or unitary group for any Tax purposes other than one in which Company is the common parent or (ii) except as set forth in Section 3.14(i) of the Company Disclosure Schedule, has any material liability arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. law, or as a transferee or successor.

(j)  Neither Company nor any of its subsidiaries has participated in any (i) “tax shelter” within the meaning of Section 6111 of the Code (as in effect prior to the enactment of P.L. 108-357)(or any comparable laws of any state, local or non-U.S. jurisdiction) or (ii) “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (as in effect at the relevant time) (or any comparable laws of any state, local or non-U.S. jurisdiction).

(k)  No Tax liability has been incurred by or with respect to Company or any of its subsidiaries since December 31, 2006, except for Taxes incurred in the ordinary course of business (other than as contemplated by this Agreement or attributable to an action of Parent or Acquisition Sub).

(l)  The Tax Returns of or with respect to Company and each of its subsidiaries for all taxable years and periods ending prior to January 1, 2003 (i) have been examined and the taxable years or periods closed by the relevant Taxing Authority, and no adjustments to such Tax Returns were made, or (ii) have not been examined but the statute of limitations with respect to all such Tax Returns have expired, except to the extent of any carryforwards or carrybacks of net operating losses or tax credits.

(m)  Company and each of its subsidiaries has made available to Parent and Acquisition Sub true and complete copies of all material Tax Returns for each of the taxable years and periods ending on or after January 1, 2004.

(n)  All material written communications to or from any Taxing Authority have been delivered to Parent and Acquisition Sub for inspection.  No written ruling has been received from any Taxing Authority by or with respect to Company or

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any of its subsidiaries.  No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to Company or any of its subsidiaries.

(o)  Section 3.1(a) of the Company Disclosure Schedule sets forth the respective entity classifications, and the applicable dates for such classifications, of Company and each of its subsidiaries for U.S. federal and state Tax purposes.

Section                Section 3.15  Intellectual Property.

(a)  For the purposes of this Agreement, the following terms have the meanings set forth below:

(i)  “Intellectual Property Rights” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the laws (whether common law or statutory) of the United States or any other jurisdiction or under any international convention: (A) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (collectively, “Patents”); (B) all trade secrets and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (C) all copyrights, copyrights registrations and applications therefor (collectively, “Copyrights”); (D) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (collectively, “URLs”); (E) all trade names, corporate names, logos, trademarks, service marks and trademark and service mark registrations and applications therefor and all goodwill associated therewith (collectively, “Trademarks”); and (F) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(ii)  “Company Intellectual Property” means all Intellectual Property Rights owned by the Company, including Registered Intellectual Property Rights.

(iii)   “Registered Intellectual Property Rights” means all United States and foreign: (1) Patents; (2) Trademarks; (3) Copyrights; (4) URL registrations; and (5) any other Intellectual Property Right, in each case that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any state, government or other public legal authority at any time.

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(iv)  “Company Product” means any product or service offering of Company being marketed, sold, licensed or distributed by Company as of the date of this Agreement or from the date of this Agreement through and including the Effective Time.

(b)  Section 3.15(b) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights owned by Company as of the date hereof (the “Company Registered Intellectual Property Rights”), the record owner of such Company Registered Intellectual Property Rights and the jurisdictions in which each of the Company Registered Intellectual Property Rights has been issued or registered or in which any such application for issuance or registration has been filed.  Section 3.15(b) of the Company Disclosure Schedule also lists any proceedings or actions before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) or arbitrator related to any Company Registered Intellectual Property Right or any other Company Intellectual Property.

(c)  Company and its subsidiaries have no Knowledge of any facts or circumstances that would render any Company Registered Intellectual Property Right invalid or unenforceable.

(d)  To the Knowledge of Company or any of its subsidiaries, each Company Registered Intellectual Property Right is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights.  In each case in which Company has acquired ownership of any Company Intellectual Property Rights that are material to the business of Company and its subsidiaries from any Person, Company has obtained a valid and enforceable written assignment sufficient to irrevocably transfer all such Company Intellectual Property Rights to Company.

(e)  All Company Intellectual Property and software that is material to the business of Company and its subsidiaries will be fully transferable, alienable or licensable to the Surviving Entity and/or Parent by Company without restriction and without payment of any kind to any third party.

(f)  The Company Intellectual Property is owned by the Company free and clear of any Liens, other than non-exclusive licenses.

(g)  Company owns, or has acquired the necessary licenses to use, all Intellectual Property Rights and software that are material to the operation or conduct of its business.

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(h)  Except as set forth on Section 3.15(h) of the Company Disclosure Schedule, Company has not received, at any time during the three (3) year period preceding the date hereof, written notice from any Person directing Company to review or consider the applicability of such Person’s Intellectual Property Rights to the business and/or Intellectual Property Rights of Company or any of its subsidiaries or claiming that the operation of the business of Company or any of its subsidiaries or any act, product, technology or service of Company or any of its subsidiaries infringes or misappropriates any Intellectual Property Right of any Person.

(i)  To the Knowledge of Company or any of its subsidiaries, no Person is infringing or misappropriating any Company Intellectual Property.

(j)  To the Knowledge of the Company or any of its subsidiaries, no Company Intellectual Property is subject to any proceeding or outstanding Order that restricts and/or conditions in any manner the use, transfer or licensing thereof by Company or which would reasonably be expected to materially adversely affect the validity, use or enforceability of such Company Intellectual Property.

(k)  The Company and its subsidiaries have complied with all applicable laws and their customers’ respective internal privacy policies and guidelines relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and its subsidiaries in the conduct of their business.

(l)  With respect to software used in the business of Company and its subsidiaries, neither Company nor any of its subsidiaries has experienced any material defects in such software, including any material error or omission in the processing of any transactions other than defects which have been corrected, or any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software or hardware (collectively “Threats”) that could permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such information technology systems (or all parts thereof) or data or other software of users.  Company and its subsidiaries use industry best practices for protecting personally identifiable information, and detecting and correcting Threats, and Company has established and at all times maintained appropriate administrative, technical, and physical safeguards to ensure the integrity, confidentiality, availability of the Company’s information technology systems and the data stored on such systems.  There have been no unauthorized intrusions or breaches of the security of the information technology systems of Company and its subsidiaries, nor have there been any unauthorized uses or disclosures of data (including personally identifiable information) stored on such systems.  No software owned by Company or any of its subsidiaries is subject to the terms of any “open source” or other similar license that provides for the source code of such software to be publicly distributed or dedicated to the public.

(m)  To the Knowledge of the Company or any of its subsidiaries, neither this Agreement nor the transactions contemplated by this Agreement, including

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any assignment to Parent by operation of law as a result of the Merger of any Contracts to which Company is a party, will result in:  (i) Parent, any of its affiliates or Company granting to any third party any incremental right to or with respect to or non-assertion under any Company Intellectual Property owned by, or licensed to, any of them, (ii) Parent, any of Parent’s affiliates, Company, the Surviving Corporation or any of the respective controlled affiliates of Company or the Surviving Corporation, being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, (iii) Parent, any of Parent’s affiliates, Company, the Surviving Corporation or any of the respective controlled affiliates of Company or the Surviving Corporation being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party or (iv) Company attempting to procure from Parent or any of its affiliates a license grant or covenant not to assert under any Contract.  As used in this section, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess, whether in terms of contractual term, contractual rate or scope, of those that would have been required to be offered or granted, as applicable, had the parties to this Agreement not entered into this Agreement or consummated the transactions contemplated hereby.

(n)  Company has taken commercially reasonable steps to protect its rights in Trade Secrets of Company.  Each employee and consultant of Company who in the normal course of such employee’s duties is involved in the creation of Company Intellectual Property has entered into one or more Contracts with Company, or otherwise has a legal duty, sufficient to vest title in Company of all Intellectual Property Rights created by such employee or consultant in the scope of his or her employment or consultancy, as the case may be, with Company.

Section 3.16  Property and Sufficiency.

(a)  Company and each of its subsidiaries has good, valid and marketable fee title to all of the real property and assets which it purports to own (the “Owned Property”).  Each Owned Property is sufficiently free of all Liens except for those matters set forth on Section 3.16(a) of the Company Disclosure Schedule or which would not, individually, or in the aggregate, have a Company Material Adverse Effect.  The Owned Property and the Leased Property (as defined below) constitute all such property necessary to permit Company and each of its subsidiaries to conduct, and continue to conduct, its business as currently conducted in all material respects and the consummation of the transactions contemplated hereby will not alter or impair such ability in any material respect.

(b)  Section 3.16(b) of the Company Disclosure Schedule contains an accurate and complete description of all leases (the “Leases”) pursuant to which Company and each of its subsidiaries leases real or personal property (the “Leased Property”).  Company and each of its subsidiaries holds good and valid leasehold title to all of the Leased Property.  All of the Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect subject to applicable

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bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity; there are no existing defaults by Company or any of its subsidiaries thereunder; to the Knowledge of Company or any of its subsidiaries, no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder; and, except for the Leases listed in Section 3.4 of the Company Disclosure Schedule, all lessors under such Leases have consented (where such consent is necessary) to the consummation of the transactions contemplated herein without requiring modification in the rights or obligations of the lessee under such Leases.  Company or its subsidiaries have delivered true, correct and complete copies of all of the Leases.

(c)  Company has all material certificates of occupancy and Company Permits of any Governmental Entity necessary or useful for the current use and operation of each Leased Property, and Company has fully complied with all material conditions of the Company Permits applicable to them.  No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Company Permit.

(d)  Company does not own, hold, nor is it obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

Section 3.17  Contracts.  Except as set forth on Section 3.17 in the Company Disclosure Schedule, neither Company nor any of its subsidiaries is a party to, subject to or otherwise bound by:

(a)  any Contract or series of related Contracts which requires by their terms aggregate future expenditures by Company or such subsidiary in excess of $100,000 or which might result in payments to Company or such subsidiary in excess of $100,000 or is otherwise material to the business of Company and its subsidiaries;

(b)  any Contract for the purchase or sale of any commodity, product, material, supplies, equipment or other personal property, other than purchase or sale orders entered into in the ordinary course of business, consistent with past practices;

(c)  any distributor, reseller manufacturer’s representative, sales representative or similar Contract under which Company or such subsidiary does not have the right to terminate without penalty on less than thirty (30) days’ notice;

(d)  any Contract pursuant to which Intellectual Property is licensed to or from Company other than Contracts licensing the right to use off-the-shelf or other readily commercially available third party software, which is not licensed pursuant to a written agreement, but is executed by the licensee, such as by click-wrap or shrink-wrap license;

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(e)  any Contract with any current or former stockholder, employee, officer or director of Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), or (with respect to such persons that are natural persons) any member of his or her immediate family (any of the foregoing, a “Related Party”), including, without limitation, any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, or from, any Related Party, other than employment agreements with the employees of Company listed in Section 3.11(a) of the Company Disclosure Schedule;

(f)  any Contract under which Company is restricted from carrying on any business or other services or competing with any Person anywhere in the world, or restricted from soliciting or hiring any person with respect to employment, or which would so restrict Company or any successor in interest after the Closing Date;

(g)  any loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness or a Security Interest to any Person, or any commitment to provide any of the foregoing, or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or liabilities of any other Person;

(h)  any Contract for the disposition of any of Company’s or such subsidiary’s assets or business (whether by merger, sale of stock, sale of assets or otherwise);

(i)  any Contract for the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(j)  any Contract concerning a partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(k)  any hedging, futures, options or other derivative Contract;

(l)  any Contract creating any obligation with respect to the payment of any severance, retention, bonus or other similar payment to any Person, one condition to the payment or acceleration of which is Company entering into this Agreement or the consummation of any of the transactions contemplated hereby; or

(m)  any other agreement (or group of related Contracts) to the extent not otherwise disclosed in the Company Disclosure Schedule, the performance of which involves or may involve consideration paid by Company to any counterparty thereto in excess of $100,000 in any one-year period.

Each Contract disclosed in Section 3.17 of the Company Disclosure Schedule, each Lease and each other Contract to which Company is a party or otherwise bound relating to any Intellectual Property that is material to the business of Company and its subsidiaries is a valid and binding agreement of Company or any of its

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subsidiaries party thereto and is in full force and effect in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity; and neither Company nor, to the Knowledge of Company or any of its subsidiaries, any other party thereto is in default or breach in any material respect under the terms of any of the foregoing Contracts (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default or right of termination), nor, other than with respect to the Contracts disclosed in Section 3.4 of the Company Disclosure Schedule, will the consummation of the transactions contemplated by this Agreement give rise to any such default or breach.  No party to any of the foregoing Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any of the foregoing Contract.  Copies, which are true and complete in all material respects, of each of the Contracts described in this paragraph have been delivered to Parent.

As used in this Agreement, a “Contract” shall mean any agreement, understanding, contract, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, promise, undertaking or other binding arrangement, whether written or, to the Knowledge of Company or any of its subsidiaries, oral.

Section 3.18  Insurance.  Section 3.18 of the Company Disclosure Schedule contains a complete and correct list as of the date hereof of all insurance policies maintained by or on behalf of Company and its subsidiaries.  Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability and premium and deductible amounts.  Copies, which are true and complete in all material respects, of each listed policy have been furnished to Parent.  Such policies are in full force and effect, all premiums due thereon have been paid and Company has complied in all material respects with the provisions of such policies.  Company has not received any notices from any issuer of any of their insurance policies canceling or amending any policies listed in Section 3.18 of the Company Disclosure Schedule, increasing any deductibles or retained amounts thereunder, or increasing premiums payable thereunder.  There is no claim by Company pending under any of such policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights.  Neither Company nor any affiliate thereof has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

Section 3.19  Books and Records.  The minute books of Company and each of its subsidiaries contain complete and accurate records of all meetings and other corporate actions of their respective stockholders and the board of directors and committees thereof.  The stock records of Company and each of its subsidiaries are correct and complete and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of Company and such subsidiary, respectively.  Company has furnished to Parent copies, which are true and complete in all material respects, of (a) the Company Certificate of Incorporation, the certificate of incorporation (or similar governing document) of each

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subsidiary of the Company and the bylaws (or similar governing document) of the Company and each of its subsidiaries, (b) all minute books (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors) of Company and each of its subsidiaries, (c) all stock certificate and stock record books of Company and each of its subsidiaries and (d) any similar records or documents of Company and each of its subsidiaries.  Company does not have any prior names, and since the date of its incorporation has not conducted business under any name other than the current name of Company.

Section 3.20  Brokers and Finders; Existing Discussions.  All negotiations relating to this Agreement, the Paying Agent Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of Company or any of its affiliates, the Stockholders’ Representative or the holders of Company Securities in such manner as to give rise to any valid claim against Company, Parent or Acquisition Sub for any investment banker, brokerage or finder’s commission, fee or similar compensation, except for Jefferies & Company, Inc.  Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any proposal to acquire Company, any material portion of its assets or securities or any other substantially similar proposal.

Section 3.21  Banking Relationships.   Section 3.21 of the Company Disclosure Schedule sets forth a list, which is true and complete in all material respects, of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which Company or any of its subsidiaries has an account or safe deposit box or other arrangement, the account or other identifying numbers thereof and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement.  There are no outstanding powers of attorney executed by or on behalf of Company or any of its subsidiaries.

Section 3.22  Vote Required.  The affirmative vote of (a) the holders of a majority of the outstanding shares of the Company Preferred Stock (other than Series C-1 Preferred Stock) (on an as converted basis and voting together as a single class) and (b) the holders of a majority of the outstanding Company Common Stock and the Company Preferred Stock (other than Series C-1 Preferred Stock) (on an as converted basis and voting together as a single class) are the only votes of the holders of any Company Securityholders necessary to approve and adopt this Agreement and the transactions contemplated hereby (collectively, the “Requisite Stockholder Approval”).

Section 3.23  Anti-Takeover Statute Not Applicable.  No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Certificate of Incorporation or the Company’s bylaws is applicable to Company, any shares of Company Stock or other Company Securities, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

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Section 3.24  Certain Relationships and Related Transactions.  Except as disclosed in Section 3.24 of the Company Disclosure Schedule, (a) no Related Party is indebted in an amount greater than $1,000 to Company or any of its subsidiaries, (b) no Related Party owns any asset used in, or necessary to, the business of Company and its subsidiaries, (c) there is no transaction involving Company or any of its subsidiaries of the nature described in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, and (d) no Related Party owns any direct or indirect interest in, or controls or is a director, officer, employee or partner of, or consultant to, a competitor of Company or any of its subsidiaries.

Section 3.25  Accounts Receivable.  All of the accounts receivable of the Company or any of its subsidiaries, whether reflected on the Balance Sheet or arising since the date of the Balance Sheet, (i) have arisen from bona fide transactions in the ordinary course of business consistent with past practices and (ii) are valid and genuine.  Company has made adequate reserves in respect of such accounts receivable in conformity with GAAP.

Section 3.26  Customers.  Section 3.26 of the Company Disclosure Schedule lists each customer who, in either 2006 or year-to-date 2007, was a source of revenues in an amount in excess of $100,000 recognized under GAAP for Company and its subsidiaries during such period (each, a “Significant Customer”).  Neither Company nor any of its subsidiaries has any outstanding dispute that has been communicated, in writing or, to the Knowledge of Company or any of its subsidiaries, orally, concerning its business operations or services, with any Significant Customer.  Neither Company nor any of its subsidiaries has received any written or, to the Knowledge of Company or any of its subsidiaries, oral notice from any Significant Customer that such customer intends to terminate or materially modify existing agreements with Company or any of its subsidiaries.  To the Knowledge of Company or any of its subsidiaries, there are no facts or circumstances that would give rise to the ability of any Significant Customer to terminate or materially modify its existing agreements with Company or any of its subsidiaries.

Section 3.27  Disclosures.  To the Knowledge of Company or any of its subsidiaries, neither this Agreement, the Company Disclosure Schedule, any Exhibit or Schedule hereto or thereto, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading.

Section 3.28  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, Company makes no express or implied representation or warranty with respect to Company, its business or the transactions contemplated by this Agreement, and Company disclaims any other representations or warranties, whether made by Company or any of its affiliates, officers, directors, employees, agents or Representatives.  Except for the representations and warranties contained in this Article III, Company and the Company Stockholders hereby disclaim all liability and responsibility for any representation, warranty, projection,

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forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, Acquisition Sub, or their respective affiliates or representatives by Company (including, without limitation, any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant or representative of Company or any of its affiliates or representatives).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub represent and warrant to Company as follows:

Section 4.1  Organization and Qualification.  Each of Parent and Acquisition Sub is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.  Each of Parent and Acquisition Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.  The term “Parent Material Adverse Effect” means any material adverse effect on the ability of Parent and Acquisition Sub to consummate the transactions contemplated hereby, other than any events, changes, developments or occurrences to the extent arising out of conditions generally affecting industries in which Parent operates, which do not have a materially disproportionate effect (relative to other industry participants) on Parent and its subsidiaries taken as a whole.

Section 4.2  Authority Relative to this Agreement.    Each of Parent and Acquisition Sub has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby, including the Merger.  The execution and delivery by Parent and Acquisition Sub of this Agreement and the performance of Parent’s and Acquisition Sub’s respective obligations hereunder have been duly and validly authorized by the respective boards of directors of Parent and Acquisition Sub and no other proceedings on the part of either Parent or Acquisition Sub are necessary to authorize the execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by Company, constitutes a valid and binding obligation of each of Parent and Acquisition Sub enforceable in accordance with its terms.

Section 4.3  No Violations.  The execution and delivery of this Agreement by Parent and Acquisition Sub does not, and the execution and delivery of the Escrow Agreement by Parent, the compliance with the provisions of this Agreement by Parent and Acquisition Sub and the provisions of the Escrow Agreement by Parent and the

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consummation by Parent or Acquisition Sub, as applicable, of the transactions contemplated hereby or thereby, will not (i) Violate any provision of the certificate of incorporation or bylaws of Parent, each as amended to date and currently in effect, or any provision of the certificate of incorporation or bylaws of Acquisition Sub, each as amended to date and currently in effect, or (ii) materially Violate any Legal Requirement applicable to Parent or Acquisition Sub or any of their respective properties or assets.

Section 4.4  Brokers and Finders.  All negotiations relating to this Agreement, the Paying Agent Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of Parent or Acquisition Sub in such manner as to give rise to any valid claim against Company, Parent or Acquisition Sub for any investment banker, brokerage or finder’s commission, fee or similar compensation, except for Gridley & Company LLC.

Section 4.5  Ownership and Activities of Acquisition Sub.  Parent owns all of the issued and outstanding shares of capital stock of Acquisition Sub.  As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Acquisition Sub has not and at the Effective Time will not have entered into any agreements or arrangements with any Person that would interfere with the transactions contemplated by this Agreement.

Section 4.6  Reliance by Parent and Acquisition Sub.  Each of Parent and Acquisition Sub acknowledges that, except for the representations and warranties contained in Article III, neither Company nor any other Person has made, and neither Parent nor Acquisition Sub has relied on, any other express or implied representation or warranty by or on behalf of Company.  Each of Parent and Acquisition Sub acknowledge that neither Company nor any other Person, directly or indirectly, has made, and neither Parent nor Acquisition Sub has relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of Company, and each of Parent and Acquisition Sub will make no claim with respect thereto.

ARTICLE V

COVENANTS OF COMPANY

All references in the subsections of this Article V to “Company” include Company’s subsidiaries except to the extent specifically excluded or except as otherwise clearly required by the context.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except as expressly contemplated by this Agreement or with Parent’s prior written consent) that:

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Section 5.1  Conduct of Business Prior to Closing.

(a)  Ordinary Course.  Company will carry on its business in the ordinary course consistent with past practice, will continue to observe its obligations to comply with the requirements of all applicable laws and regulations, and will use commercially reasonable efforts to: preserve intact its present business organization, keep available the services of its present officers, consultants, and employees and preserve intact or improve relationships with licensors, licensees, customers, suppliers, contractors, distributors, and others having business relationships with it.

(b)  Without limiting Section 5.1(a), except as approved by Parent in writing, with such approval not to be unreasonably withheld or delayed, Company will not:

(i)  grant any severance or termination pay to any officer, director, or employee of Company, other than to the extent required by any Legal Requirement, or to the extent required by Company’s existing severance plans and agreements as disclosed in the Company Disclosure Schedule;

(ii)  transfer to any third Person ownership of, or, except in the ordinary course of business consistent with past practice, (A) grant a material license of Company Intellectual Property or (B) let lapse any Company Intellectual Property;

(iii)  declare, set aside, or pay any dividend or other distribution with respect to any shares of capital stock of Company, or repurchase, redeem, or acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Company, or effect any stock split (forward or reverse) or otherwise change its capitalization or capital structure in any manner from the way it existed on the date hereof;

(iv)  split, combine, or reclassify any class of capital stock of Company;

(v)  amend any provision of the certificate of incorporation or bylaws of Company, or any term of any outstanding security issued by Company;

(vi)  incur, assume, or guarantee any Indebtedness for borrowed money;

(vii)  change any method of financial or Tax accounting or accounting practice by Company, except for any such change required by reason of applicable law or by reason of a change in GAAP;

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(viii)  commence a lawsuit other than, following consultation with Parent prior to filing, for the routine collection of bills;

(ix)  extend an offer of employment to a candidate for an officer position or any position with annual compensation in excess of $150,000 without prior consultation with Parent;

(x)  grant or issue or accelerate the vesting of any capital stock, securities convertible into capital stock of Company, restricted stock, restricted stock units, stock appreciation rights, stock options, warrants, or other equity rights;

(xi)  adopt or pay, accelerate, or accrue salary or other payments or benefits or promise or make discretionary employer contributions to, under, or with respect to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement, or other employee benefit plan, agreement, or arrangement, or any employment or consulting agreement with or for the benefit of any Company director, officer, employee, agent, or consultant, whether past or present, or amend or terminate any such existing Employee Plan, agreement, or arrangement, in each case other than (A) in the ordinary course of business consistent with past practice or as required by law or (B) payment of the amounts listed in Section 5.1(b)(xi) of the Company Disclosure Schedule;

(xii)  assign, transfer, of dispose of, or license assets of Company, grant any license of any assets of Company, or acquire or dispose of capital stock of any third party or merge or consolidate with any third party in each case other than in the ordinary course of business consistent with past practice;

(xiii)  enter into any joint venture, partnership, limited liability company, or operating agreement with any Person;

(xiv)  breach, modify, amend, or terminate any of Company’s Contracts, or waive, release, or assign any rights or claims under any of Company’s Contracts, except as expressly required by this Agreement or except in the ordinary course of business consistent with past practice;

(xv)  settle, compromise, or otherwise terminate any litigation, claim, investigation, or other settlement negotiation except in the ordinary course of business consistent with past practice;

(xvi)  fail to keep in full force insurance policies covering Company’s properties and assets under substantially similar terms and conditions as Company’s current policies;

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(xvii)  enter into any Contract or any other contract that would require Company to expend a sum in excess of $100,000;

(xviii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization (other than the Merger);

(xix)  acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any Person, or otherwise acquire or agree to acquire any assets, except such asset acquisitions in the ordinary course of business consistent with past practice;

(xx)  (A) increase the compensation of or enter into any employment contract, (B) except as set forth on Section 5.1(b)(xi) of the Company Disclosure Schedule, (C) pay any special bonus or special remuneration to any director, officer, consultant, or employee, or (D) increase the benefits (including rights to severance or indemnification) of its directors, officers, consultants, or employees other than increases as required by law, or (E) make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons under an employee benefit plan or otherwise;

(xxi)  pay or make any accrual or arrangement for payment of any pension, retirement allowance, or other employee benefit under any existing plan, agreement, or arrangement to any officer, director, or employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, or employees of Company or any amount relating to unused vacation days, other than in the ordinary course of business consistent with past practice or as required by any Legal Requirement;

(xxii)  except as required or permitted under this Agreement, knowingly take any action that would or is reasonably likely to (A) make any representation or warranty of Company contained in this Agreement inaccurate, (B) result in any of the conditions to the Merger in Article VIII not being satisfied, or (C) impair the ability of Company to consummate the Merger in accordance with the terms of this Agreement;

(xxiii)  make capital expenditures individually or in the aggregate other than as set forth on Section 5.1(b)(xxiii) of the Company Disclosure Schedule;

(xxiv)  (A) other than as set forth on Section 5.1(b)(xi) of the Company Disclosure Schedule, make any payment or (b) other than any Employment Agreement, enter into any Contract with any Related Party;

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(xxv)  (A) revoke or amend or, except in accordance with or consistent with past practice, make any Tax election of or with respect to Company or any of its subsidiaries, (B) file any material amended Tax Return or material claim for refund of or with respect to Company or any of its subsidiaries, (C) enter into any closing agreement affecting any Tax liability or refund of or with respect to Company or any of its subsidiaries, (D) settle or compromise any material Tax liability or material refund of or with respect to Company or any of its subsidiaries, or (E) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax of or with respect to Company or any of its subsidiaries;

(xxvi)  except in the ordinary course of business, take, or cause or permit any other Person to take, nor will any holder of Company Stock take, or cause or permit any other Person to take, any action which could reasonably be expected to (A) materially increase the Surviving Corporation's (or any of its subsidiary's) liability for Taxes or (B) result in, or change the character of, any material amount of income or gain (including any subpart F income) that the Surviving Corporation (or any of its subsidiaries) must report on any Tax Return; or

(xxvii)  authorize, commit, or agree to take any of the foregoing actions.

Section 5.2  Exclusivity; Acquisition Proposals.

(a)  Unless and until this Agreement has been terminated by either party in accordance with Section 10.1, Company agrees that it will not (and will cause its officers, directors, agents, employees, or affiliates, or any investment banker, financial advisor, attorney, accountant, or other advisor, agent, or representative (collectively, “Representatives”)) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees:  (i) solicit, encourage, initiate, or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of Company, its business, assets, or capital shares, whether by merger, consolidation, other business combination, purchase of capital stock, purchase of assets, license (but excluding non-exclusive licenses entered into in the ordinary course of business consistent with past practice), lease, tender or exchange offer, or otherwise (each of the foregoing, a “Restricted Transaction”); (ii) disclose, in connection with a Restricted Transaction, any nonpublic information to any Person other than Parent or its Representatives concerning Company’s business or properties or afford to any Person other than Parent or its Representatives access to its properties, books, or records, except as required by law or in accordance with a governmental request for information; (iii) enter into or execute any

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agreement relating to a Restricted Transaction; or (iv) make or authorize any public statement, recommendation, or solicitation in support of any Restricted Transaction or any offer or proposal relating to a Restricted Transaction other than with respect to the Merger.  If Company or any of its Representatives is contacted by any third party expressing an interest in discussing a Restricted Transaction, Company will promptly, but in no event later than twenty-four (24) hours following Company’s knowledge of such contact, notify Parent in writing of such contact and the identity of the party so contacting Company and any information conveyed to Company by such third party in connection with such contact or relating to such Restricted Transaction, and will promptly, but in no event later than twenty-four (24) hours, advise Parent of any material modification or proposed modification thereto; provided, however, before Requisite Stockholder Approval, in each case, if and to the extent that (a) Company’s board of directors determines in good faith by resolution duly adopted, after consultation with Company’s outside legal counsel and Company’s financial advisor, that such Restricted Transaction is, or could reasonably be expected to lead to, a Superior Proposal (as defined hereafter), and (b) Company’s board of directors determines in good faith by resolution duly adopted, and in the opinion of Company’s outside legal counsel, that the failure to participate in such discussions, disclose such nonpublic information, provide such access to its properties, books, or records, enter into any agreement relating to such Restricted Transaction, or make or authorize any public statement relating to any Restricted Transaction or any offer or proposal relating to a Restricted Transaction would be inconsistent with the fiduciary duties of Company’s board of directors under applicable law, then Company may participate in discussions regarding such Restricted Transaction, provide non-public information with respect to Company, afford access to the properties, books, or records of Company, enter into any agreement relating to such Restricted Transaction, or make or authorize any public statement relating to any Restricted Transaction or any offer or proposal relating to a Restricted Transaction, as applicable.

(b)  Neither the board of directors of Company nor any committee thereof will directly or indirectly (i) (A) withdraw (or amend or modify in a manner adverse to Parent), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), the approval, recommendation, or declaration of advisability by the board of directors of Company or any such committee thereof of this Agreement, the Merger, or the transactions contemplated hereby, or (B) recommend, adopt, or approve, or propose publicly to recommend, adopt, or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change of Recommendation”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Company or any subsidiary of Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or (B) requiring it to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement.  Despite the foregoing, until Requisite Stockholder Approval is obtained, and subject to Company’s compliance at all times with the other provisions of this Section 5.2, the board of directors of Company may make a

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Change of Recommendation if such board of directors determines in good faith by resolution duly adopted, after consultation with outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to the stockholders of Company under applicable law.  Company will provide Parent with forty-eight (48) hours’ prior notice of any meeting of Company’s board of directors at which the board of directors is reasonably expected to take action with respect to any Acquisition Proposal or Change of Recommendation.

(c)  “Acquisition Proposal” means any inquiry, proposal, or offer from any Person relating to, or that could reasonably be expected to, lead to a Restricted Transaction.  For purposes of this Agreement, “Superior Proposal” means any unsolicited proposal made by a third party to acquire, directly or indirectly, substantially all of the equity securities of Company entitled to vote generally in the election of directors or substantially all of the assets of Company, on terms which Company’s board of directors reasonably believes (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to its stockholders than the Merger and the transactions contemplated hereby.

Section 5.3  Breach of Representations and Warranties; Notification; Access to Information.

(a)  From the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 10.1, Company will (i) confer with Parent and its respective Representatives, at such times as they may reasonably request, about operational and integration matters to the extent permitted by law, and (ii) in the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties in Article III, give written notice thereof to Parent and use commercially reasonable efforts to promptly remedy any such material breach or inaccuracy.  Without limiting the generality of the foregoing, Company will promptly notify Parent of (i) any discussions or actions (of any type, preliminary or otherwise) relating to bankruptcy of Company, (ii) any complaints, investigations, or hearings (or communications indicating that any complaints, investigations, or hearings may be contemplated) of any Governmental Entity (for which Company has received written or oral notice), (iii) any loss of or damage to any material property owned by Company, (iv) any change in material existing relationships with outside third parties (for which Company has received written or oral notice), (v) the institution or threat of any litigation that could affect Company, (vi) the failure of Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it in accordance with this Agreement, or (vii) any other matter that has resulted or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

(b)  Company will, subject to applicable law, afford Parent and its respective Representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) Company’s properties, books, contracts,

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commitments, communications (including e-mail), and records, and (ii) all other information concerning the business, properties, and personnel of Company, as Parent may reasonably request that is necessary to complete the transactions contemplated hereby and prepare for an orderly transition of operations after the Effective Time.  Company agrees to provide to Parent and its Representatives copies of monthly internal financial statements within ten (10) business days of completion of such month.  No information or knowledge obtained in any investigation in accordance with this Section 5.3 or otherwise will affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of Parent to consummate the Merger.  Company will permit Parent’s Representatives to meet with the officers of Company responsible for the financial statements and internal controls of Company and its subsidiaries to discuss such matters as Parent may deem reasonably necessary or appropriate to satisfy its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.

Section 5.4  Stockholder Approval; Notice to Holders of Company Stock.

(a)  As expeditiously as possible following the execution of this Agreement and in any event within two (2) days after the execution of this Agreement, Company shall secure and cause to be filed with Company the irrevocable consents in the form set forth on Exhibit B (the “Stockholders’ Written Consents”) necessary to secure the Requisite Stockholder Approval from holders of at least eighty percent (80%) of the shares of Company Stock (on an as converted basis), which holders are entitled to vote for approval and adoption of this Agreement.  As soon as practicable after receipt of such Stockholders’ Written Consents, Company will provide Parent with a certificate executed on behalf of Company by its Secretary or another officer and certifying that the Requisite Stockholder Approval from such percentage of holders of Company Stock has been obtained in accordance with the DGCL, the Company Certificate of Incorporation and Company’s bylaws, the other agreements of instruments governing such securities and other applicable Legal Requirements in the form set forth on Exhibit C (the “Approval Certificate”).  If such Stockholders’ Written Consents are not delivered to Parent within two (2) days after the execution of this Agreement, Parent shall have the right to terminate this Agreement as set forth in Section 10.1(e).

(b)  As expeditiously as possible following the receipt by Company of the Requisite Stockholder Approval, Company shall take all actions necessary to comply, and shall comply in all respects, with Section 228 and Section 262 of the DGCL. Company shall provide Parent with an opportunity to review any information statement distributed to holders of Company Stock in compliance with Section 228 and 262 of the DGCL prior to such distribution.

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ARTICLE VI

COVENANTS OF PARENT

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees (except as expressly contemplated by this Agreement or with Company’s prior written consent) that, in the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties set forth in Article IV, Parent will give written notice thereof to Company and will use commercially reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

ARTICLE VII

ADDITIONAL AGREEMENTS

In addition to the foregoing, Parent, Acquisition Sub and Company each agree to take the following actions after the execution of this Agreement.

Section 7.1  Confidentiality.

  Each of Parent, Acquisition Sub and Company agrees, as set forth below, with respect to all proprietary or confidential information exchanged in connection with this Agreement and the transactions contemplated hereby (collectively, "Confidential Information"), to treat as confidential all such Confidential Information, together with any analyses, studies or other documents or records prepared by such Person, such Person’s controlled affiliates, or any representative or other Person acting on behalf of such Person (collectively, "Authorized Representatives"), which contain or otherwise reflect or are generated from Confidential Information, and will not, and will not permit any of its Authorized Representatives to, disclose any Confidential Information, provided that Parent, Acquisition Sub or Company (or their respective Authorized Representatives) (each, a “Disclosing Person”) may disclose any such information: (a) as has become generally available to the public unless such Confidential Information was placed into the public domain or became known to such Disclosing Person in violation of this Section 7.1; (b) as permitted by Section 7.5, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Entity having or claiming to have jurisdiction over such Disclosing Person (or such Disclosing Person’s Authorized Representative) but only that portion of the data and information which, in the opinion of counsel for such Disclosing Person or such Disclosing Person’s Authorized Representative is required or would be required to be furnished to avoid liability for contempt or the imposition of any other material judicial or governmental penalty or censure; (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; or (e) as to which Parent, Acquisition Sub and Company may have consented in writing.

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Section 7.2  Legal Conditions to the Merger.  Upon the terms and subject to the conditions set forth herein, each of Parent and Company agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to accomplish the following: (i) the taking of commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (ii) obtaining or making all consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Entity and the taking of commercially reasonable steps as may be necessary to avoid any action by any Governmental Entity; (iii) the obtaining of all consents, approvals or waivers from third parties, including, without limitation, all applicable consents under the Company’s Contracts with respect to software (provided, that the parties will discuss in good faith procedures to pursue third party consents with respect to the Merger); (iv) the defending of any actions challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

Section 7.3  HSR Act Filings.

(a)  Filings and Cooperation.  Each of Parent, Acquisition Sub and Company will take all reasonable steps to: (i) promptly, but in any event no later than three (3) business days after the date of this Agreement, make or cause to be made the filings required of such party or any of its affiliates or subsidiaries under the HSR Act with respect to the Merger and the transactions contemplated hereby (and request early termination therein).  Each of Parent, Acquisition Sub and Company will take all reasonable steps to: (i) promptly make or cause to be made any other filings with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable; (ii) comply in a timely manner with any request under any Antitrust Laws (as defined in Section 7.3(b)) for additional information, documents, or other material received by such party or any of its affiliates or subsidiaries from the Federal Trade Commission or the Department of Justice or other Governmental Entity in respect of filings under any Antitrust Laws (including any filings made prior to the date hereof); and (iii) subject to Section 7.3(b), cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws with respect to any such filing, the Merger, or the transactions contemplated hereby.  With regard to any communication with any Governmental Entity regarding such filings, each party will inform the other party:  (i) prior to delivering any material communication to a Governmental Entity, (ii) promptly after receiving any material communication from a Governmental Entity, and (iii) prior to entering into any proposed understanding, undertaking, or agreement with any Governmental Entity regarding any such filings, the Merger, or the transactions contemplated hereby. Neither party will participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or

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other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate; provided, however, that nothing herein will preclude Parent or Company from participating in discussions with a Governmental Entity without participation by Company or Parent, as applicable, where the discussions are initiated by the Governmental Entity, or where the subject matter in the reasonable judgment of Parent or Company, as applicable, cannot be effectively discussed in the presence of the other party.

(b)  Objections.  Each of Parent and Company will take commercially reasonable steps to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Merger or the Transactions under the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other federal, state, or foreign statutes, rules, regulations, orders, or decrees that are designed to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).  Each of Parent and Company will take such commercially reasonable action as may be required to cause the expiration or termination of the notice periods under the HSR Act or other Antitrust Laws with respect to the Merger and the transactions contemplated hereby as promptly as practicable after the execution of this Agreement.  Despite anything to the contrary in this Agreement, (i) neither Parent nor any of its subsidiaries will be required to divest any of their respective businesses, product lines, or assets, or to take or agree to take any other action or agree to any limitation that would have a Parent Material Adverse Effect or a material adverse effect on the business of Parent, either on a stand-alone basis or as combined with the business of the Surviving Corporation after the Closing, (ii) neither Company nor its subsidiaries will be required to divest any of their respective businesses, product lines, or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that this clause (ii) will not be read to apply to actions acceptable to Parent which are required to be taken after the Closing, and (iii) without the prior written consent of Parent, neither Company nor its subsidiaries shall divest or agree to divest any business, product line, or asset, or take or agree to take any other action or agree to any limitation that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.4  Expenses.  Subject to the deduction from the total Merger consideration for Transaction Expenses and Change in Control Payments, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expense.

Section 7.5  Public Announcements.  The initial press release regarding the Transactions will be a joint press release to be mutually agreed upon between Parent and Company. Following the initial press release and prior to Closing, neither Parent nor Company will make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

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Nothing in this Agreement will prevent Parent or Company at any time from furnishing any information to or making any filing with any Governmental Entity or from issuing any release, each as required by law or the rules of NASDAQ, in which circumstance Parent or Company, as applicable, will make commercially reasonable efforts to consult with the other party in advance to the extent practicable and in any event will notify the other party as soon as practicable.  Company will not make any communication to customers without first consulting with and receiving the consent of Parent.

Section 7.6  Employee Matters.

(a)  Parent will provide or cause to be provided, to each person who after Closing remains an employee of Company or becomes an employee of Parent, employee benefit programs that are, in the aggregate, at least substantially comparable to those provided to such employee immediately prior to the Closing.  For purposes of clarification, nothing in this Agreement will be deemed to amend or limit Parent’s right to change its employee benefit programs.

(b)  Company will cooperate with Parent to develop appropriate communications to Company employees regarding the Transactions and a transition plan in contemplation of Closing, including delivering other notices to employees as requested by Parent.

(c)  At Parent’s request and immediately prior to the Effective Time (but subject to the occurrence of the Effective Time), Company will terminate or cause to be terminated any or all of the Employee Plans set forth in Section 3.12 of the Company Disclosure Schedule that are intended to be qualified within the meaning of Code Section 401(a), with such termination to be effective immediately prior to the Effective Time; provided that such termination will be contingent upon consummation of the Merger.  If Parent requests Company to terminate Company’s 401(k) plan pursuant to the preceding sentence, Parent shall establish or make available a replacement 401(k) plan to which any distributions from the terminated plan can be rolled over.

Section 7.7  Tax Matters.

(a)  For purposes of this Agreement:

(i)  “Straddle Period” means a taxable year or period beginning on or before, and ending after, the Closing Date; and

(ii)  “Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

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(b)  Transfer Taxes.  All Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne 50% by Parent and 50% by the Company Stockholders and, with respect to the Company Stockholders, notwithstanding anything to the contrary in Section 9.4 or 9.7, solely from the Escrow Funds to the extent available therefor.

(c)  Tax Returns.

(i)  Company shall prepare and timely file, or cause to be prepared and timely filed, when due all Tax Returns that are required to be filed by or with respect to Company or any of its subsidiaries on or prior to the Closing Date, and Company shall timely remit, or cause to be timely remitted, any Taxes due in respect of such Tax Returns.  All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by law.  Notwithstanding anything in this Agreement to the contrary, no Company Stockholder (other than an officer or other individual Representative of the Surviving Corporation, in his or her capacity as such) shall file any Tax Return after the Closing Date of Company or any of its subsidiaries, without first obtaining Parent’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii)  Parent shall prepare and timely file, or cause to be prepared and timely filed, when due all Tax Returns that are required to be filed by or with respect to Company or any of its subsidiaries after the Closing Date but which relate to taxable years or periods, or portions thereof, beginning before the Closing Date (provided, however, that Parent shall not amend any such previously filed Tax Return, except as otherwise provided in this Section 7.7(c)(ii) or to the extent required by law).  All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by law.  Not later than thirty (30) days prior to the due date for filing of any such Tax Return (taking into account any extensions thereof), Parent shall provide the Stockholders’ Representative with a copy of such Tax Return for review and comment.  Parent shall be entitled to file any such Tax Return without regard to any comments provided to Parent by the Stockholders' Representative; provided, however, that if (A) the Stockholders' Representative provides any written comment to Parent with respect to any item on any such Tax Return at least fifteen (15) days prior to the due date for filing of such Tax Return (taking into account any extensions thereof), (B) such comment is rejected by Parent, and (C) solely as a result, the amount payable by the Stockholders' Representative pursuant to Section 7.7(c)(iii) is greater than the amount that would have been payable had such item been reported as requested by the Stockholders' Representative, then the Stockholders' Representative may dispute the manner of reporting such item.  In the event of such a dispute, Parent and the Stockholders' Representative shall

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submit the item for resolution to an Accountant, jointly engaged by Parent and the Stockholders’ Representative, which shall, within ten (10) days after submission, determine and report to the parties on whether Parent’s manner of reporting such item is consistent with past practice, except as otherwise required by law.  Such report shall be final, binding and conclusive on the parties hereto.  All costs and expenses of the Accountant relating to the dispute shall be borne 50% by the Stockholders' Representative and 50% by Parent.  If the Accountant reports that Parent’s manner of reporting such item is not consistent with past practice and is not otherwise required by law, then Parent may, at its election, amend the applicable Tax Return by reporting the item as originally requested by the Stockholders’ Representative.  If the Accountant reports that Parent’s manner of reporting such item is consistent with past practice or, if inconsistent with past practice, is otherwise required by law, then the Stockholders’ Representative shall immediately pay to Parent the amount of Disputed Taxes (as defined below) related to such item.

(iii)  Upon the written request of Parent setting forth in detail the computation of the amount owed, the Stockholders’ Representative shall pay to Parent, no later than five (5) days prior to the due date for the applicable Tax Return, the Taxes for which the Company Stockholders are liable pursuant to this Section 7.7 but which are payable with any Tax Return to be filed by Parent pursuant to Section 7.7(c)(ii), except to the extent an amount of such Taxes is disputed pursuant to Section 7.7(c)(ii) (“Disputed Taxes”).

(iv)  Neither Parent nor Acquisition Sub shall make an election under Section 338 of the Code (or comparable provision of any state, local or foreign law) if such election would increase Parent’s or Acquisition Sub’s claim for indemnification in respect of Taxes under this Agreement.

(d)  Computation of Tax Liabilities.  To the extent permitted or required by law or administrative practice, the taxable year of Company and each of its subsidiaries which includes the Closing Date shall be treated as closing on (and including) the Closing Date.  Where it is necessary for purposes of this Agreement to apportion between the Company Stockholders, on one hand, and Parent and the Surviving Corporation, on the other hand, the Taxes of or with respect to Company or any of its subsidiaries for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

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(e)  Assistance and Cooperation.  Parent and the Surviving Corporation, on the one hand, and the Stockholders’ Representative, on the other, shall cooperate fully to the extent reasonably requested by the other party, in connection with any Tax matters relating to Company or any of its subsidiaries (including by the provision of reasonably relevant records or information).  The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

(f)  Parent shall promptly notify the Stockholders’ Representative in writing of the commencement of any audit or examination of any Tax Return of the Company for any taxable year or period ending on or prior to the Closing Date and any other proposed change or adjustment, claim, dispute, arbitration or litigation that, if sustained, would reasonably be expected to give rise to a claim for indemnification in respect of Taxes by Parent and the Surviving Corporation under this Agreement (a “Tax Claim”).  Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any Taxing Authority in respect of any such asserted Tax Claim.  The Stockholders’ Representative shall have the right to control any Tax Claims in the Tax audit or examination stage; provided, however, that the Stockholders’ Representative shall inform Parent of the status and progress of such Tax audit or examination and shall allow Parent and its representatives a reasonable opportunity to review and comment on any legal submissions prior to submission or other written legal responses in connection with such audit or examination; provided further, however, that Parent will have the opportunity to participate in any such audit or examination at its expense.  If a Tax Claim relating solely to a taxable year or period ending on or prior to the Closing Date is not settled at the Tax audit or examination stage, the Stockholders’ Representative shall have the right to control any further contest of such Tax Claim and, if it exercises such right, shall bear the expenses relating thereto; provided, however, that Parent will have the opportunity to participate in any such contest at its expense.  The Stockholders’ Representative may not settle any Tax Claim (either at the audit or examination stage or thereafter) without first obtaining Parent’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Parent shall control any audit, examination or proceeding, or portion thereof, that is not otherwise covered by this Section 7.7(f).

Section 7.8  Pre-Closing Deliveries.

     (a)  Two (2) business days prior to the expected Closing Date, Company shall provide Parent with Company’s calculation (including reasonable detail thereof) of (i) Transaction Expenses and (ii) Change in Control Payments.

(b)  No later than three (3) business days prior to the expected Closing Date, Company shall provide Parent with an unaudited balance sheet of Company as of such date prepared in accordance with GAAP and on a basis consistent with the Financial Statements.

(c)  Not later than five (5) days prior to the Closing Date, Company shall inform Parent (and supply reasonably requested supporting documentation) as to whether the stockholder approval referenced in Section 3.12(h) has been obtained.

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(d)  Prior to the Closing, Company shall obtain a valid stockholder vote to exempt such payments from the operation of Section 280G, or otherwise provide that no payments are made that are subject to the limit on deductibility referenced in Section 3.12(h).

Section                Section 7.9  Officer and Director Indemnification.

   Parent agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing on the date hereof in favor of the current or former directors or officers of Company as provided under the Company Certificate of Incorporation and Delaware law, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of six (6) years after the Closing Date; provided, however, that such rights shall not include (i) rights arising under or subject to indemnification by stockholders of Company (determined without consideration of any limitation on indemnification by the stockholders) pursuant to this Agreement, (ii) rights arising from, connected with or incidental to any act, conduct event or omission that constitutes fraud, intentional or willful misconduct, criminal misconduct or gross negligence or (iii) rights arising under or with respect to actions brought by or on behalf of Company or any stockholder of Company (in such stockholder’s capacity as such).

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1  Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of each party to consummate the Merger are subject to the satisfaction, or to the extent permitted by applicable law, the written waiver at or prior to the Effective Time, of each of the following conditions:

(a)  Stockholder Approval.  This Agreement and the transactions contemplated hereby have received the Requisite Stockholder Approval.

(b)  HSR Waiting Period.  All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(c)  No Order.  No Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) that (i) is in effect, and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

Section 8.2  Conditions of Obligations of Parent and Acquisition Sub.

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The obligations of Parent and Acquisition Sub to consummate the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)  Representations and Warranties of Company.  The representations and warranties of Company in this Agreement will be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except (i) to the extent the failure of such representations and warranties of Company to be true and correct has not resulted, individually or in the aggregate, in a Company Material Adverse Effect and (ii) for those representations and warranties which address matters only as of a particular date will have been true and correct only on such date), it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” in such representations and warranties will be disregarded.  Parent and Acquisition Sub will have received a certificate with respect to the foregoing, in form and substance reasonably satisfactory to Parent, signed by the Chief Executive Officer and the Chief Financial Officer of Company.

(b)  Performance of Obligations of Company.  Company will have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date.  Parent will have received a certificate to that effect, in form and substance reasonably satisfactory to Parent, signed by the Chief Executive Officer and the Chief Financial Officer of Company.

(c)  No Company Material Adverse Effect.  From the date of this Agreement until the Closing Date, there has been no change, event, circumstance or development that resulted, individually or in the aggregate, in a Company Material Adverse Effect, and Parent will have received a certificate to that effect, in form and substance reasonably satisfactory to Parent, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

(d)  Legal Action.  There will not be pending any action, proceeding, or other application brought by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain any material damages in connection therewith; or (ii) seeking to prohibit or impose any material limitations on Parent’s or Surviving Corporation’s ownership or operation of all or any portion of  Company’s business or to compel Parent or Surviving Corporation to dispose of or hold separate all or any material portion of the assets of Company as a result of the transactions contemplated hereby.

(e)  Resignations.  Except as otherwise advised by Parent, Parent will have received the resignations of all of the directors of Company and any subsidiaries thereof (which resignations, other than the right to serve as a director, will not impair the rights of any director).

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(f)  Government and Other Third Party Approvals.  All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity or other Person identified on Schedule 8.2(f) shall have been obtained or made, in a manner reasonably satisfactory in form and substance to Parent, and no such consent, approval, order or authorization shall have been revoked.

(g)  Employee Matters. Each of the Persons listed on Schedule 8.2(g) shall have executed employment agreements in substantially the form attached hereto as Exhibit D (subject to changes as may be necessary to conform to English law) (collectively, the “Employment Agreements”), which Employment Agreements shall be in full force and effect as of the Effective Time and all employees of Company party to such Employment Agreements shall be willing and able to perform in accordance with such Employment Agreements.

(h)  Deliveries.  At or prior to the Closing, Company shall deliver, or caused to be delivered, to Parent the following:

(i)  evidence, reasonably satisfactory to Parent, that Company has complied in all respects with the requirements under Section 228 and 262 of the DGCL;

(ii)  a certificate of the Secretary of Company dated the Closing Date, in form and substance reasonably satisfactory to Parent as to the Company Certificate of Incorporation and the Company’s bylaws and Company being in good standing (including attaching the Company Certificate of Incorporation and the Company’s bylaws and certificate of good standing dated not more than five (5) business days prior to the Closing issued by the Secretary of State of the State of Delaware)

(iii)  a certificate of the Chief Executive Officer and Chief Financial Officer of Company dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (A) Company not having paid any Transaction Expenses and (B) Company having taken all necessary and appropriate steps such that all Company Securities, including Options, will be treated as set forth in Article II;

(iv)  evidence, reasonably satisfactory to Parent, as to the termination of the Employee Plans in accordance with Section 7.6, without any obligations or liabilities thereunder on the part of Company;

(v)  the Certificate of Merger, duly executed by Company;

(vi)  Stockholders’ Written Consents necessary to secure the Requisite Stockholder Approval from holders of at least eighty percent (80%) of the shares of Company Stock (on an as converted basis), duly executed and delivered by the holders of Company Stock that are parties thereto, and the duly executed Approval Certificate;

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(vii)  an updated Section 3.2(a) of the Company Disclosure Schedule, current as of the Closing Date;

(viii)  a certificate duly executed by Company, in form and substance reasonably satisfactory to Parent, stating that no interest in Company is a United States real property interest within the meaning of Section 897 of the Code, which certificate (and delivery thereof) will comply in all respects with the requirements set forth in Treasury Regulations Section 1.1445-2(c)(3); and

(ix)  the legal opinion of Ropes & Gray LLP in the form previously agreed upon by Parent and Company.

(i)  Stock Record Books. All stock record and minute books of Company and its subsidiaries will be delivered to Parent or held at Company’s headquarters for Parent to take possession of at Closing.

(j)  Escrow Agreement.  The Stockholders’ Representative shall have executed and delivered the Escrow Agreement.

Section 8.3  Conditions of Obligation of Company.

The obligation of Company to consummate the Merger is subject to the satisfaction, or to the extent permitted by applicable law, the written waiver at or prior to the Effective Time of each of the following conditions:

(a)  Representations and Warranties of Parent and Acquisition Sub.  The representations and warranties of Parent and Acquisition Sub contained in this Agreement will be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except (i) to the extent the failure of such representations and warranties of Parent and Acquisition Sub to be true and correct has not resulted, individually or in the aggregate, in a Parent Material Adverse Effect and (ii) for those representations and warranties which address matters only as of a particular date will have been true and correct only on such date) it being understood that for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” in such representations and warranties will be disregarded.  Company will have received a certificate with respect to the foregoing signed, with respect to the representations and warranties of Parent, by an authorized officer of Parent and a certificate with respect to the foregoing signed, with respect to the representations and warranties of Acquisition Sub, by an authorized officer of Acquisition Sub.

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(b)  Performance of Obligations of Parent and Acquisition Sub.  Parent and Acquisition Sub will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and Company will have received a certificate signed by an authorized officer of Parent and Acquisition Sub to such effect.

(c)  Escrow Agreement.  Parent shall have executed and delivered the Escrow Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1  Indemnification Relating to Agreement.

(a)  Subject to the limitations set forth in this Article IX, the holders of the Company Stock, severally and not jointly, will defend, indemnify, and hold Parent and Surviving Corporation and their respective directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) harmless from and against, and reimburse any Parent Indemnified Party with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including attorneys’ fees) (“Parent Indemnifiable Amounts”) of every nature whatsoever incurred by such Parent Indemnified Party by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Parent) that if true, would constitute a breach of any representation or warranty of Company in this Agreement (as modified by the Company Disclosure Schedule as of the date hereof) other than *********************************, (ii) from and after the Effective Time, any breach prior to the Effective Time of any agreement or covenant required by this Agreement to be performed by Company, (iii) the amount of any additional Transaction Expenses and Change in Control Payments not deducted from the Total Cash Consideration on the Closing Date, (iv) any liability for any Tax of or with respect to Company or any of its subsidiaries in excess of the amount, if any, reserved for such Tax on the balance sheet delivered under Section 7.8(b) (which shall reflect the reserves for Taxes on the Balance Sheet, adjusted solely for taxable income or loss from (A) ordinary course operations through the Closing Date and (B) transactions contemplated by this Agreement, each in accordance with the past custom and practice of Company and its subsidiaries, to the extent relevant), for (x) any taxable year or period that ends on or before the Closing Date or (y) with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, (v) any liability for U.K. income Taxes (or any income Taxes imposed by any political subdivision of the U.K.) of or with respect to Company or any of its subsidiaries imposed as a result of the application of Section 482 of the Code, the Treasury Regulations promulgated thereunder, or any similar provision of U.K. law (or the law of any political subdivision of the U.K.), for (x) any taxable year or period that ends on or before the Closing Date or (y) with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, (vi) any liability for Taxes of any

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Person (other than Parent or any of its subsidiaries) arising (A) from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. law or (B) except to the extent reserved on the balance sheet delivered under Section 7.8(b) (which shall reflect the reserves on the Balance Sheet, adjusted solely for the taxable income or loss from (1) ordinary course operations through the Closing Date and (2) transactions contemplated by this Agreement, each in accordance with the past custom and practice of Company and its subsidiaries, to the extent relevant), under any material Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding, or (vii) any Retained Liability (as defined below); in each case of (i) and (ii) above, without giving effect to any “materiality” limitations or references to “Company Material Adverse Effect” or “material adverse effect”  set forth therein.  “Retained Liability” means any Liability (other than with respect to Taxes) described on Schedule 9.1(a).  “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

(b)  Subject to the limitations set forth in this Article IX, Parent and the Surviving Corporation jointly and severally will defend, indemnify, and hold the Company Stockholders harmless from and against, and reimburse the Company Stockholders with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including attorneys’ fees) (“Stockholder Indemnifiable Amounts”) of every nature whatsoever incurred by the Company Stockholders (in their capacities as holders of Company Stock) by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Company Stockholders) that if true, would constitute a breach of any representation or warranty of Parent or Acquisition Sub in this Agreement other than any non-Third Party Claim asserted by any Company Stockholder (or the Stockholders’ Representative) to the extent such claim lacks any legal or factual merit, or (ii) any breach of any agreement or covenant required by this Agreement to be performed by Parent; in each case of (i) and (ii) above, without giving effect to any “materiality” limitation or reference to “Parent Material Adverse Effect” or “material adverse effect” set forth therein.

Section 9.2  Third Party Claims.

Except with respect to claims in respect of Taxes (which are governed solely and exclusively by Section 7.7(f)):

(a)  Despite anything to the contrary in this Agreement or in the Escrow Agreement, whenever a party to this Agreement that may be entitled to indemnification under this Article IX (“Indemnitee”) receives a written notice that a claim or demand has been asserted or threatened by a third party (“Third Party Claim”) for which the Indemnitee may seek indemnification hereunder, the Indemnitee will notify

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the party from which the Indemnitee is seeking indemnification (“Indemnitor”) of such claim or demand and of the related facts within the Indemnitee’s knowledge within a reasonable time after receiving such written notice; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder except to the extent the Indemnitor is materially prejudiced thereby.

(b)  Subject to Section 9.2(c), the Indemnitor shall have the right, at its option, to assume the defense of any Third Party Claim with counsel of its own choosing.  If the Indemnitor elects to assume the defense of such Third Party Claim as aforesaid, then:

(i)  except as set forth in Section 9.2(c), the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee for any attorneys’ fees incurred by the Indemnitee in connection with such Third Party Claim following the Indemnitor’s election to assume the defense of such Third Party Claim, unless (A) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor; or (B) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such Third Party Claim, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests;

(ii)  the Indemnitee shall make available to the Indemnitor all personnel, books, records and other documents of the Surviving Corporation and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s agents and that the Indemnitor considers necessary or desirable for the defense of such Third Party Claim;

(iii)  the Indemnitee shall otherwise cooperate as reasonably requested by the Indemnitor in the defense of such Third Party Claim;

(iv)  the Indemnitee shall not admit any liability with respect to such Third Party Claim; and

(v)  the Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Third Party Claim) or consent to the entry of any judgment (A) which does not, to the extent that the Indemnitee or any of its affiliates may have any liability with respect to such Third Party Claim, include as an unconditional term thereof the delivery by the claimant or plaintiff to the

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Indemnitee of a written release of the Indemnitee and its affiliates from all liability in respect of such Third Party Claim, (B) which includes any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of the Indemnitee or any of its affiliates or (C) in any manner that involves any injunctive or other equitable relief against the Indemnitee or any of its affiliates or may materially and adversely affect the Indemnitee or any of its affiliates.

(c)  If the Indemnitor (i) elects not to assume the defense of or fails to confirm its obligation to indemnify for any such Third Party Claim, (ii) fails to commence defending the Third Party Claim within ten (10) days after receiving notice of such Third Party Claim, or (iii) fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Indemnitee, then the Indemnitee will have the right to conduct and control, through counsel of its own choosing such Third Party Claim and the Indemnitor shall be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees incurred by the Indemnitee in connection with such Third Party Claim; provided, however, that the Indemnitee shall not settle, adjust or compromise such Third Party Claim, or admit any liability with respect to such Third Party Claim, without the prior written consent of the Indemnitor.  In the event the Indemnitee conducts and controls a Third Party Claim, the Indemnitor will have the same obligations pursuant to Sections 9.2(b)(ii)-(iv) as the Indemnitee would have in a Third Party Claim controlled by the Indemnitor.

(d)  The Stockholders’ Representative will act on behalf of the Company Stockholders with respect to all matters hereunder, including with respect to the provision or receipt of any and all notices under this Section 9.2.

Section 9.3  Binding Effect.  The indemnification provisions in this Article IX are an integral part of this Agreement and Merger in the absence of which Parent would not have entered into this Agreement.

Section 9.4  Limitations.

(a)  Except as set forth in this Section 9.4(a), despite any other provision in this Article IX, with respect to indemnification under *********************************, the Parent Indemnified Parties will be entitled to indemnification thereunder only: (A) if the aggregate Parent Indemnifiable Amounts exceeds $********** (the “Parent Threshold Amount”), in which event the Parent Indemnified Parties will be entitled to indemnification for all Parent Indemnifiable Amounts, including all Parent Indemnifiable Amounts used to reach the Parent Threshold Amount and (B) to the extent that the aggregate Parent Indemnifiable Amounts do not exceed the amount of available Escrow Funds; provided, however, that clause (A) above shall not apply with respect to indemnification under *********************************.  Notwithstanding the foregoing, the limitations of this Section 9.4(a) do not apply to, and any calculation of the Parent Threshold Amount as it relates to other Parent Indemnifiable Amounts will not include, Parent Indemnifiable Amounts arising out of *********************************.

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(b)  Except as set forth in this Section 9.4(b), despite any other provision in this Article IX, with respect to indemnification under ********** the holders of Company Stock will be entitled to indemnification thereunder only if the aggregate Stockholder Indemnifiable Amounts exceeds $********** (the “Stockholder Threshold Amount”), in which event the holders of Company Stock will be entitled to indemnification for all Stockholder Indemnifiable Amounts, including all Stockholder Indemnifiable Amounts used to reach the Stockholder Threshold Amount.  Notwithstanding the foregoing, the limitations of this Section 9.4(b) do not apply to, and any calculation of the Stockholder Threshold Amount as it relates to other Stockholder Indemnifiable Amounts will not include, Stockholder Indemnifiable Amounts arising out of *********************************.

(c)  In the event that Parent elects to make any claim under its then existing insurance policies in respect of any Parent Indemnifiable Amounts, the amount of such Parent Indemnifiable Amounts under this Article IX shall be reduced by the amount of any insurance or other proceeds received by such Parent Indemnified Parties pursuant to such claim net of any premium or other increase in the cost of such policies as a direct result of such claim.

(d)  The parties hereby agree that any and all indemnity payments pursuant to this Agreement shall, to the maximum extent permitted by applicable law, be treated for all Tax purposes as an adjustment to the Total Cash Consideration.

(e)  Notwithstanding anything herein to the contrary, the Parent Indemnifiable Amounts shall not include any liability for Taxes (i) for taxable years or periods beginning after the Closing Date or, with respect to any Straddle Period, the portion of such Straddle Period beginning at the beginning of the day following the Closing Date, or (ii) for any actions taken by Parent and Surviving Corporation and their respective affiliates after the Effective Time (except for actions required by law or permitted by Section 7.7(c)(ii)).

Section 9.5  Time Limit.

(a)  Each of the representations and warranties set forth in this Agreement will survive the Closing.  Except as set forth in Section 9.5(b), no claims for indemnification under ********************************* may be made following the ********** anniversary of the Closing Date, except to the extent that a claim has been asserted in writing prior to such expiration (in which event the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved).

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(b)  Despite Section 9.5(a), (i) no time limit will apply for indemnification arising from *********************************; and (ii) *********************************, together with the associated rights of indemnification, will survive the Closing hereunder and continue in full force and effect; provided, however, from and after the ********** anniversary of the Closing Date, Parent Indemnified Parties will have no right to indemnification under *********************************.

(c)  Each of the covenants and agreements contained in this Agreement will survive the Closing and continue in full force and effect until performed in accordance with their terms.

Section 9.6  Contribution.  Holders of Company Stock will have no right of contribution, right of indemnity or other similar right or remedy from the Surviving Corporation for liabilities for such holders’ obligations under this Article IX.

Section 9.7  Exclusive Remedy.

(a)  With the exception of claims based upon *********************************, from and after the Effective Time, resort to indemnification under this Article IX will be the sole and exclusive right and remedy of Parent and Surviving Corporation for Parent Indemnifiable Amounts or other damages under this Agreement (it being understood that nothing in this Section 9.7 or elsewhere in this Agreement will affect Parent’s or Surviving Corporation’s rights to equitable remedies to the extent available).

(b)  With the exception of claims based upon *********************************, from and after the Effective Time, resort to indemnification under this Article IX will be the exclusive right and remedy of the Company Stockholders for Stockholder Indemnifiable Amounts or other damages under this Agreement (it being understood that nothing in this Section 9.7 or elsewhere in this Agreement will affect the rights of holders of Company Stock to equitable remedies to the extent available).

Section 9.8  Investigation; No Company Recourse.

(a)  The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of Company or the Stockholders’ Representative in this Agreement, or any document, certificate or other instrument required to be delivered by Company or Stockholders’ Representative under this Agreement shall not be affected by any investigation conducted by any Parent Indemnified Party of any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Parent Indemnified Party or any other Person at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

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(b)  A Company Stockholder shall have no right of contribution or other recourse against Company, or any of its respective directors, officers, employees, affiliates, agents, attorneys, representatives, assigns or successors, for any indemnification claims asserted by any Parent Indemnified Parties, it being acknowledged and agreed that the representations, warranties, covenants and agreements of Company are solely for the benefit of the Parent Indemnified Parties, provided, however, that any Company Stockholder may pursue claims against any director or officer of Company with respect to which such director or officer is not entitled to indemnification or other recourse against any Parent Indemnified Party arising out of any right of such director or officer now existing on the date hereof.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.1  Termination.  Despite anything in this Agreement to the contrary, this Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)  by mutual written consent of Parent and Company, duly authorized by Parent and by the board of directors of Company;

(b)  by either Parent or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement) if (i) there has been a material breach by the non-terminating party of any representation, warranty, covenant, or agreement as set forth in the Agreement that results in the closing conditions in Article VIII in the terminating party’s favor not being capable of being met by the date set forth in Section 10.1(c) below or (ii) if any representation or warranty of the non terminating party is or has been untrue or inaccurate such that, in the aggregate, such untruths or inaccuracies have resulted or would result in a Company Material Adverse Effect or a Parent Material Adverse Effect; provided, however, that if in each case such breach is curable, then this Agreement may not be terminated under this Section 10.1(b) until the earlier of (x) twenty (20) days after delivery of written notice of such untruth or inaccuracy or breach, or (y) the date on which the non-terminating party ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach;

(c)  by either Parent or Company if the Merger has not been consummated prior to March 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1 will not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to have been consummated on or prior to such date and such action or failure to act constitutes a breach of this Agreement;

(d)  by either Company or Parent if a Governmental Entity shall have issued or enacted any Legal Requirement or taken any other action (including, without limitation, the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Legal Requirement is final and nonappealable, as applicable;

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(e)    by Parent, if the Stockholders’ Written Consents provided in Section 5.4(a) have not been obtained and delivered to Parent within two (2) days of the execution of this Agreement in accordance with Section 5.4(a);

(f)     by Parent (at any time prior to the Requisite Stockholder Approval having been obtained) if a Company Triggering Event (as defined below) shall have occurred; or

(g)    by Parent, if a Company Material Adverse Effect shall have occurred, or Parent first becomes aware of a Company Material Adverse Effect, from the date hereof.

For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) Company’s board of directors or any committee thereof shall for any reason have failed to make or shall have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation to the holders of Company Stock to vote or execute a written consent in favor of the approval and adoption of this Agreement and the Merger, (ii) Company’s board of directors or any committee thereof shall have approved or recommended any Restricted Transaction or (iii) the holders of Company Stock shall have approved or adopted a Restricted Transaction.

Section 10.2  Effect of Termination.  In the event of termination of this Agreement by either Company or Parent as provided in Section 10.1, this Agreement will become void and have no effect, and there will be no liability or obligation on the part of Parent, Acquisition Sub, or Company, or their respective officers or directors, except that (i) the provisions of Sections 7.1 (Confidentiality), 7.5 (Public Announcements), 10.2 (Effect of Termination), 10.3 (Company Fees), 11.6 (Governing Law), 11.11 (Submission to Jurisdiction), 11.12 (Waiver of Jury Trial) and 11.13 (Stockholders’ Representative) will survive any such termination and abandonment, and (ii) no party will be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants, or agreements as set forth in this Agreement.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1  Notices.

All notices, requests, demands, or other communications required or permitted to be given under this Agreement will be in writing and deemed given upon:  (i) personal delivery, (ii) confirmed delivery by a standard overnight courier or when delivered by hand, (iii) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such address for a party as

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will be specified by notice given hereunder), or (iv) transmitter’s confirmation of a receipt of a facsimile transmission:

   (a)  if to Parent
   or Acquisition Sub, to:                        GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
Attention:   General Counsel
Facsimile No.: (610) 265-1730

With a copy to
(which shall not constitute notice):          Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, MA 02108
Attention:  Louis A. Goodman
Facsimile No.: (617) 573-4822

    (b)  if to Company, to:                       E-Dialog, Inc.
131 Hartwell Avenue
Lexington, MA 02421
Attention:   John Rizzi
Facsimile No.:   (781) 863-8118

With a copy to
(which shall not constitute notice):          Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention:  Mark V. Nuccio
Facsimile No.: (617) 235-0081

     (c)  if to Stockholders’                     OneLiberty Ventures 2000, L.P.
     Representative to:                            c/o Flagship Ventures, Inc.
One Memorial Drive, 7th Floor
Cambridge, MA 02142
Attention:   Jim Matheson
Facsimile No.:  (617) 868-1115

Section 11.2  Interpretation.  The words “include,” “includes,” and “including” when used in this Agreement will be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  The respective parties hereto and their attorneys have negotiated this Agreement and the language hereof will not be construed for or against either party, as

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drafter.  A reference to a section, schedule, or an exhibit will mean a section in, or schedule or exhibit to, this Agreement unless otherwise explicitly set forth.

Section 11.3  Counterparts.  This Agreement may be executed (i) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and (ii) by facsimile.

Section 11.4  Miscellaneous.  This Agreement and the documents referred to in this Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other Person any rights or remedies hereunder except as set forth in Section 7.9; and (iii) will not be assigned by operation of law or otherwise except as otherwise specifically provided.

Section 11.5  No Joint Venture.  Nothing in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee, or legal representative of any other party.  No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other.  No party will have any power or authority to bind or commit any other.  No party will hold itself out as having any authority or relationship in contravention of this Section 11.5.

Section 11.6  Governing Law.  This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 11.7  Amendment.  Except as may otherwise be provided in this Agreement, any provision of this Agreement may be amended or modified by the parties hereto prior to the Closing Date, if and only if such amendment or modification is in writing and signed on behalf of each of the parties hereto.

Section 11.8  Extension, Waiver.  At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties in this Agreement or in any document delivered pursuant hereto made to such party, and (iii) waive compliance with any of the agreements, covenants, or conditions in this Agreement for the benefit of such party.  Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing and signed by the party against whom the waiver is to be effective.

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Section 11.9  Successors and Assigns.  This Agreement may not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Acquisition Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to Parent or one or more direct or indirect wholly owned subsidiaries of Parent.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 11.10  Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Section 11.11  Submission to Jurisdiction.  All actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in the United States District Court for the Southern District of New York.  The parties hereto hereby (a) submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

Section 11.12  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 11.13  Stockholders’ Representative.

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(a)  (i) The holders of Company Stock, by virtue of having approved and adopted this Agreement by executing and delivering the Stockholders’ Written Consent and as acknowledged and agreed in the respective letters of transmittal delivered in connection with the surrender of their respective share certificates, and without any further act of any holder of Company Stock, and (ii) the holders of Company Securities (other than Company Stock, Unvested Options or Unvested Restricted Shares) as of immediately prior to the Effective Time (the “Additional Holders”), as acknowledged and agreed in the respective letters of transmittal delivered in connection with the exchange of their respective Company Securities, and without any further act of any Additional Holder, will be deemed (a) to have constituted and appointed, effective as of the Effective Time, OneLiberty Ventures 2000, L.P. (together with its permitted successors, the “Stockholders’ Representative”) as their true and lawful agent, proxy and attorney-in-fact, to execute and deliver this Agreement and, with respect to the holders of Company Stock, the Escrow Agreement on their behalf and to exercise all or any of the powers, authority and discretion conferred on the Stockholders’ Representative under this Agreement (including, without limitation, Section 2.10, Section 7.7, Article IX and this Section 11.13) or any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby, including, without limitation, with respect to the holders of Company Stock, the Escrow Agreement, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing, and (b) to have irrevocably agreed to, and be bound by and comply with, all of the obligations of holders of Company Stock and the Additional Holders set forth herein (including, without limitation, Section 2.10, Section 7.7, Article IX and this Section 11.13) and in the Escrow Agreement.

(b)  Without limiting the generality of Section 11.13(a), the Stockholders’ Representative shall have and may exercise all of the powers conferred upon the Stockholders’ Representative pursuant to this Agreement and, with respect to the holders of Company Stock, the Escrow Agreement, which shall include, without limitation:

(i)  with respect to the holders of Company Stock, the power to execute as Stockholders’ Representative the Escrow Agreement and any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby;

(ii)  the power to give or receive any notice or instruction permitted or required under this Agreement or, with respect to the holders of Company Stock, the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith or, with respect to the holders of Company Stock, therewith, to be given or received by the Company Stockholders or the Additional Holders, as applicable, and each of them (other than notice for service of process relating to any action before a court or other tribunal of competent jurisdiction, which notice must be given to each Company Stockholder and Additional Holder individually, as applicable), and to take any and all action for and on behalf of the Company Stockholders and Additional Holders, and each of them, under this Agreement, with respect to the Company Stockholders, the Escrow Agreement or any other such agreement, document or instrument;

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(iii)  with respect to the holders of Company Stock, the power to (A) contest, negotiate, defend, compromise or settle any actions for which a Parent Indemnified Party may be entitled to indemnification through counsel selected by the Stockholders’ Representative and solely at the cost, risk and expense of the Company Stockholders, (B) authorize payment to any Parent Indemnified Party of any of the Escrow Funds, or any portion thereof, in satisfaction of any claims for indemnification hereunder by any Parent Indemnified Party, (C) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, (D) resolve any claims for indemnification hereunder by any Parent Indemnified Party;

(iv)  take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise;

(v)  take or forego any or all actions permitted or required of any Company Stockholder or any Additional Holder or necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and, with respect to the holders of Company Stock, the Escrow Agreement;

(vi)  the power to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Company Stockholders and, with respect to Section 2.10, the Additional Holders;

(vii)  the power to review, negotiate and agree to and authorize any payments from the Escrow Funds in satisfaction of any payment obligation, in each case, on behalf of the Company Stockholders, as contemplated thereunder;

(viii)  the power to waive any terms and conditions of this Agreement or, with respect to the Company Stockholders, the Escrow Agreement providing rights or benefits to the Company Stockholders or the Additional Holders, as applicable, (other than the payment of the merger payments in accordance with the terms hereof and in the manner provided herein); and

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(ix)  the power to take any actions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as the Stockholders’ Representative reasonably believes are in the best interests of the Company Stockholders and, with respect to Section 2.10, the Additional Holders.

(c)  The Stockholders’ Representative represents and warrants to Parent and Acquisition Sub that:

(i)  the Stockholders’ Representative has all necessary power and authority to execute and deliver this Agreement and the Escrow Agreement and to carry out his, her or its obligations hereunder and thereunder;

(ii)  this Agreement has been duly executed and delivered by the Stockholders’ Representative and, assuming the due authorization, execution and delivery of this Agreement by Parent, Acquisition Sub and Company, constitutes the valid and legally binding obligation of the Stockholders’ Representative, enforceable against the Stockholders’ Representative in accordance with its terms; and

(iii)  the Escrow Agreement will be duly executed and delivered by the Stockholders’ Representative and, assuming the due authorization, execution and delivery of the Escrow Agreement by Parent and the Escrow Agent, constitute a legal, valid and binding obligation of the Stockholders’ Representative, enforceable against the Stockholders’ Representative in accordance with its terms.

(d)  Any notice given to the Stockholders’ Representative will constitute notice to each and all of the Company Stockholders and, with respect to Section 2.10, the Additional Holders at the time notice is given to the Stockholders’ Representative.  Any action taken by, or notice or instruction received from, the Stockholders’ Representative will be deemed to be action by, or notice or instruction from, each and all of the Company Stockholders and, with respect to Section 2.10, the Additional Holders.  Parent, Acquisition Sub, Company and the Surviving Corporation may, and the Escrow Agent will, disregard any notice or instruction received from any one or more individual Company Stockholders and, with respect to Section 2.10, Additional Holders.

(e)  The Stockholders’ Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement and the Escrow Agreement.

(f)  The Stockholders’ Representative may be changed by the Company Stockholders and Additional Holders from time to time upon not less than thirty (30) days’ prior written notice to Parent, provided that a Majority Interest (as

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defined below) agree to such removal of OneLiberty Ventures 2000, L.P. and any successors thereto and to the identity of the substituted agent.  A Stockholders’ Representative may resign at any time upon giving at least thirty (30) days’ written notice to the holders of interest in the Escrow Account and the Additional Holders, except that no such resignation will become effective until the appointment of a successor Stockholders’ Representative.  Upon notice of resignation of a Stockholders’ Representative or a successor Stockholders’ Representative thereto, a Majority Interest will agree on a successor Stockholders’ Representative thereto within thirty (30) days after receiving such notice.  If a Majority Interest fails to agree upon a successor Stockholders’ Representative within such time, the resigning Stockholders’ Representative will have the right to appoint a successor Stockholders’ Representative, or if a Stockholders’ Representative is not designated within forty-five (45) days after receipt of the initial notice, Parent will designate a successor Stockholders’ Representative that is a Company Stockholder or an affiliate thereof.  Any successor Stockholders’ Representative will execute and deliver an instrument accepting such appointment and, without further acts, will be vested with all the rights, powers, and duties of the predecessor Stockholders’ Representative as if originally named as Stockholders’ Representative, and thereafter the resigning Stockholders’ Representative will be discharged from any further duties and liability under this Agreement.  No bond will be required of any Stockholders’ Representative, and no Stockholders’ Representative will receive compensation for his or her services.  Notices or communications to or from the Stockholders’ Representative will constitute notice to or from each of the Company Stockholders and, with respect to Section 2.10, the Additional Holders for all matters relating to this Agreement.  For purposes of this Section 11.13, “Majority Interest” means, collectively, the holders of a majority interest in the Escrow Funds and the holders of a majority interest in the Total Earnout Amount (assuming payout of the Total Earnout Amount to all eligible holders).

(g)  The Stockholders’ Representative will not be liable for any act done or omitted hereunder as the Stockholders’ Representative while acting in good faith.  Company Stockholders on whose behalf the Escrow Amount is contributed will severally indemnify (in proportion to their relative interests in the Escrow Amount) the Stockholders’ Representative and hold the Stockholders’ Representative harmless against all loss, liability, or expense incurred without bad faith or willful misconduct on the part of such Stockholders’ Representative and arising out of or in connection with the acceptance or administration of such Stockholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Representative.  The Stockholders’ Representative will be entitled to the advance and reimbursement, from the Stockholders’ Representative Expense Fund (or from the Escrow Funds in accordance with the terms of the Escrow Agreement), of costs and expenses incurred by or on behalf of the Stockholders’ Representative in the performance of their duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Representative.  Upon termination of the Stockholders’ Representative’s responsibilities hereunder, the Stockholders’ Representative shall distribute the remaining portion of the Stockholders’ Representative Expense Fund, if any, to the Company Stockholders in proportion to each Company Stockholder’s Aggregate Allocable Portion of the Escrow Amount.

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(h)  A decision, act, consent, or instruction of the Stockholders’ Representative relating to this Agreement will constitute a decision of the Company Stockholders and, with respect to Section 2.10, the Additional Holders and will be final, binding, and conclusive upon each such holder.  Parent and all other persons entitled to indemnification under the Escrow Agreement or any other document or agreement entered into in connection herewith or therewith (the “Indemnified Persons”), may rely upon any such decision, act, consent, or instruction of the Stockholders’ Representative as being the decision, act, consent, or instruction of the Company Stockholders and, with respect to Section 2.10, the Additional Holders.  Parent and all other Indemnified Persons are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent, or instruction of the Stockholders’ Representative.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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DENOTE SUCH OMISSIONS.

IN WITNESS WHEREOF, Parent, Acquisition Sub, Company, and the Stockholders’ Representative have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

GSI COMMERCE, INC.

By: /s/ Michael R. Conn
Name: Michael R. Conn
Title: Executive Vice President

DOLPHIN ACQUISITION CORPORATION

By: /s/ Michael R. Conn
Name: Michael R. Conn
Title: President

E-DIALOG, INC.

By: /s/ John Rizzi
Name: John Rizzi
Title: Chief Executive Officer

ONELIBERTY VENTURES 2000, L.P., AS STOCKHOLDERS’ REPRESENTATIVE (solely for purposes of Section 2.10, Section 7.7, Article IX and Section 11.13)

By: OneLiberty Partners 2000, LLC its General Partner

By: /s/ Stephen Ricci
Name: Stephen Ricci
Title: Managing Member

[Signature Page to Agreement and Plan of Merger]